Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.  Double asterisks denote omissions.

EXECUTION VERSION

CONFIDENTIAL

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into effective as of the date signed by the last Party to sign below (the “Effective Date”) by and between Aveo Pharmaceuticals, Inc., having a place of business at 30 Winter Street, Boston, MA 02108 (the “Recipient”) and Bristol-Myers Squibb Company, having a place of business at Route 206 and Province Line Road, Princeton, New Jersey, USA 08543 (“BMS”). The Recipient and BMS are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A.

The Recipient desires to conduct, and BMS desires to supply the BMS Study Drug (as defined below) for the conduct of, a Combined Therapy Clinical Trial (as defined below) in accordance with the Protocol (as defined below) therefor and in accordance with the terms of this Agreement.

B.	The Parties desire to agree on various terms and conditions to govern the Parties’ obligations in connection with the performance of the Combined Therapy Clinical Trial.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

“Adverse Event,” (“AE”) “Serious Adverse Event” (“SAE”) and “Serious Adverse Drug Reaction” (“SADR”) shall have the meanings provided to such terms in the International Conference on Harmonization (“ICH”) guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

“Affiliate” means, with respect to a particular Party, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used in this definition, the term “controls” (with correlative meanings for the terms “controlled by” or “under common control with”) means (a) that an entity owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group otherwise has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement, and includes the Appendices attached hereto, the PVA, Supply and Quality Documentation and any and all amendments of any of the foregoing hereafter signed by the Parties with reference to this Agreement and made part hereof.

“Applicable Law” means all applicable laws, rules and regulations (whether federal, state or local) that may be in effect from time to time, including current Good Clinical Practices (GCP), Good Laboratory Practices (GLP) and Good Manufacturing Practices (GMP).

“Arbitration Matter” means any disputed matter that relates to or arises out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement; provided that such disputed matter has been considered, but not resolved, by the Executive Officers as set forth in Section 13.3. For clarity, no Publication Dispute, or any matter requiring mutual agreement of both Parties shall be an Arbitration Matter.

“BMS Indemnitees” shall have the meaning set forth in Section 11.2.

“BMS Independent Patent Rights” means any Patent Rights Controlled by BMS (or its Affiliates) (a) as of the Effective Date or (b) during the Term the subject matter of which was conceived or first reduced to practice through activities other than those performed pursuant to this Agreement, in each case of (a) or (b) that Cover the use (whether alone or in combination with other agents), manufacture, formulation or composition of matter of the BMS Study Drug.

“BMS Regulatory Documentation” means any Regulatory Documentation pertaining to the BMS Study Drug that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

“BMS Study Data” shall have the meaning set forth in Section 8.2.

“BMS Study Drug” means BMS’s proprietary anti-PD-1 monoclonal antibody product known as Opdivo® (nivolumab).

“BMS Study Invention” means any Invention to the extent specifically relating to the BMS Study Drug (including compositions of matter or formulations of the BMS Study Drug and methods of use or manufacture of the BMS Study Drug as a monotherapy) and not relating to the Recipient Study Drug or the Combined Therapy.

“BMS Study Patent Rights” means any Patent Rights to the extent claiming any BMS Study Invention (and not claiming a Recipient Study Invention or Combined Therapy Invention). A patent containing claims claiming a BMS Study Invention and a Recipient Study Invention and/or a Combined Therapy Invention, shall be treated as a Combined Therapy Patent Right and not as a BMS Study Patent Right.

“BMS Technology” means all Technology Controlled by BMS (or its Affiliates) as of the Effective Date or during the Term created through efforts outside of this Agreement related to the BMS Study Drug or the Combined Therapy and necessary for the conduct of the Combined Therapy Clinical Trial. For clarity, BMS Technology does not include (a) Inventions, (b) Study Data, or (c) Combined Therapy Clinical Trial Regulatory Documentation.

“Breaching Party” shall have the meaning set forth in Section 12.2(a).

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, NY or Boston, MA are authorized or obligated by Applicable Law to close.

“CDA” shall have the meaning set forth in Section 9.1.

“Clinical Hold” means that (a) the FDA has issued an order to a Party pursuant to 21 CFR §312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combined Therapy or such Party’s Single Agent Study Drug in the United States or (b) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (a) in any other country or group of countries.

“Combined Therapy” means a therapy using the Recipient Study Drug and the BMS Study Drug in combination with or without another agent.

“Combined Therapy Clinical Trial” means the human clinical trial in the Field using the Recipient Study Drug and the BMS Study Drug, which will be conducted under the Recipient’s protocol (said protocol, as it may be amended from time to time in accordance with this Agreement, the “Protocol”), which is incorporated herein by reference. The draft Protocol as of the Effective Date is attached as Appendix A hereto.

“Combined Therapy IND” shall have the meaning set forth in Section 2.1(b).

“Combined Therapy Invention” means any Invention that is not a Recipient Study Invention or a BMS Study Invention.

“Combined Therapy Patent Right(s)” means any Patent Rights that Cover any Combined Therapy Invention or Combined Therapy Study Data, excluding BMS Independent Patent Rights and Recipient Independent Patent Rights.

“Combined Therapy Clinical Trial Regulatory Documentation” means any Regulatory Documentation to be submitted for the conduct of the Combined Therapy Clinical Trial, but excluding (a) any Recipient Regulatory Documentation and (b) any BMS Regulatory Documentation.

“Combined Therapy Study Data” shall have the meaning set forth in Section 8.3.

“Commercially Reasonable Efforts” means, with respect to a Party, [**].

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Control” or “Controlled” means, with respect to particular information or intellectual property, that the applicable Party owns or has a license to such information or intellectual property and has the ability to grant a right, license or sublicense to the other Party as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Cover” means, with respect to a Patent Right, that, but for rights granted to a Person under such Patent Right, the practice by such Person of an invention described in such Patent Right would infringe a claim included in such Patent Right, or in the case of a Patent Right that is a patent application, would infringe a claim in such patent application if it were to issue as a patent. “Covered” or “Covering” shall have correlative meanings.

“CRO” means any Third Party contract research organization used to conduct the Combined Therapy Clinical Trial, including laboratories and Third Parties used to maintain the safety database from the Combined Therapy Clinical Trial, but, for clarity, excluding clinical trial sites and any Third Parties who are individuals.

“Cure Period” shall have the meaning set forth in Section 12.2(a).

“[**]” means [**].

“[**]” means [**].

“Date of First Receipt” means, with respect to a Party, the date on which any employee of such Party, its Affiliates or its Third Party subcontractors first becomes aware of safety-related information.

“Designated Clinical Contact” shall have the meaning set forth in Section 2.3. “Designated Supply Contact” shall have the meaning set forth in Section 4.7. “Dispute” shall have the meaning set forth in Section 13.3(b).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement. [**] shall mean [**].

[**] Territory” means the countries listed in Appendix E.

“Executive Officers” means the Chief Executive Officer of the Recipient and the Head of Oncology Development of BMS (or their respective designees).

“FDA” means the United States Food and Drug Administration, or any successor agency having the same or similar authority.

“Field” means the diagnosis, prevention and treatment of any and all oncologic diseases and conditions in humans.

“Filing Party” shall have the meaning set forth in Section 6.1(c).

“Global Safety Database” means the database containing Adverse Events, Serious Adverse Events, Serious Adverse Drug Reactions and pregnancy reports for the Combined Therapy, and shall be the authoritative data source for regulatory reporting and responding to regulatory queries with respect to the Combined Therapy Clinical Trial.

“Good Clinical Practices” or “GCP” means, as to the United States and the European Union, applicable good clinical practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, clinical practices equivalent to good clinical practices as then in effect in the United States or the European Union.

“Good Laboratory Practices” or “GLP” means, as to the United States and the European Union, applicable good laboratory practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, laboratory practices equivalent to good laboratory practices as then in effect in the United States or the European Union.

“Good Manufacturing Practices” or “GMP” means, as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

“ICF” shall have the meaning set forth in Section 5.1(f).

“IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union, and (c) all supplements and amendments to any of the foregoing.

“Indemnify” shall have the meaning set forth in Section 11.1.

“Infringe” and “Infringement” means any alleged or threatened (in writing) infringement, or misappropriation by a Third Party, of any Patent Rights.

“Invention” means any invention or Technology, whether or not patentable, that is made, conceived, or first actually reduced to practice by, for or on behalf of a Party, or by, for or on behalf of the Parties together (including by a Third Party in the performance of the Combined Therapy Clinical Trial), (a) in relation to the Combined Therapy Clinical Trial to be conducted under this Agreement or (b) by the use of Study Data, but excluding in each case any Study Data.

“IRB” means an Investigational Review Board or Ethics Committee (or similar body in a given country).

[**] means [**]

[**] Territory” means the countries listed in Appendix D. “Licensee” shall have the meaning set forth in Section 13.10(b). “Losses” shall have the meaning set forth in Section 11.1.

“Manufacture” or “Manufacturing” means manufacturing, processing, formulating, packaging, labeling, holding (including storage), and quality control testing of a Single Agent Study Drug or the Combined Therapy, in each case so as to be suitable for use in the Combined Therapy Clinical Trial under Applicable Law.

“Material Safety Issue” means a Party’s good faith belief that there is an unacceptable risk for harm in humans based upon: (a) pre-clinical safety data, including data from animal toxicology studies, or (b) the observation of Serious Adverse Events in humans after the Recipient Study Drug or the BMS Study Drug, either as a Single Agent Study Drug or in combination with another pharmaceutical agent (including as the Combined Therapy), has been administered to or taken by humans, such as during the Combined Therapy Clinical Trial.

“NDA” means (a) any new drug application or biologics license application filed with the FDA, or any successor application or procedure required to introduce a drug or biologic into commerce in the United States, (b) a counterpart of such a new drug application or biologics license application that is required in any other country before beginning the commercialization of a drug or a biologic in humans in such country, and (c) all supplements and amendments to any of the foregoing.

“Non-Breaching Party” shall have the meaning set forth in Section 12.2(a). “Officials” shall have the meaning set forth in Section 10.9.

“[**]” means [**].

“[**]” means [**].

“[**]” means [**].

“Operational Matters” shall have the meaning set forth in Section 5.1.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Patent Rights” means any (a) United States or foreign patents, (b) United States or foreign patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) United States or foreign patents-of-addition, reissues, reexaminations (including ex parte reexaminations, inter partes reviews, inter partes reexaminations, post grant reviews and supplemental examinations) and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates, patent term extensions, or the equivalents thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

“Payment” shall have the meaning set forth in Section 10.9.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information relating to an identified or identifiable natural person. “POTV” shall have the meaning set forth in Section 9.6(a).

“Protocol” shall have the meaning set forth in the definition of Combined Therapy Clinical Trial. “Publication Dispute” shall have the meaning set forth in Section 9.5(b).

“PVA” shall have the meaning set forth in Section 2.2. “Quarter” means a calendar quarter.

“Recipient Indemnitees” shall have the meaning set forth in Section 11.1.

“Recipient Independent Patent Rights” means any Patent Rights Controlled by the Recipient or a Recipient Affiliate (a) as of the Effective Date or (b) during the Term the subject matter of which was conceived or first reduced to practice through activities other than those performed pursuant to this Agreement, in each case (a) and (b) that Cover the use (either alone or in combination with other agents), manufacture, formulation or composition of matter of the Recipient Study Drug.

“Recipient License Agreements” shall means (a) that certain License Agreement entered into as of [**], as amended from time to time and (b) that certain License Agreement entered into as of [**], as amended from time to time.

“Recipient Regulatory Documentation” means any Regulatory Documentation pertaining to the Recipient Study Drug that exists as of the Effective Date or that is created during the Term through efforts outside this Agreement.

“Recipient Study Data” shall have the meaning set forth in Section 8.2.

“Recipient Study Drug” means the Recipient’s proprietary small molecule vascular endothelial growth factor (“VEGF”) tyrosine kinase inhibitor (“TKI”) known as Fotivda® (tivozanib).

“Recipient Study Invention” means any Invention to the extent specifically relating to the Recipient Study Drug (including compositions of matter or formulations of the Recipient Study Drug and methods of use or manufacture of the Recipient Study Drug as a monotherapy) and not relating to the BMS Study Drug or the Combined Therapy.

“Recipient Study Patent Rights” means any Patent Rights to the extent claiming any Recipient Study Invention (and not claiming a BMS Study Invention or a Combined Therapy Invention). A patent containing claims claiming a Recipient Study Invention and a BMS Study Invention and/or a Combined Therapy Invention, shall be treated as a Combined Therapy Patent Right and not as a Recipient Study Patent Right.

“Recipient Technology” means all Technology Controlled by the Recipient or a Recipient Affiliate as of the Effective Date or during the Term created through efforts outside of this Agreement related to the Recipient Study Drug or the Combined Therapy. For clarity, Recipient Technology does not include (a) Inventions, (b) Study Data, or (c) Combined Therapy Clinical Trial Regulatory Documentation.

“Regulatory Approval” mean any and all approvals (including supplements, amendments, variations, label expansion, indication extensions, pre- and post-approvals, NDA or BLA approvals, and their foreign equivalents such as MAA approvals), licenses, registrations or authorizations (including marketing and labelling authorizations) of any national, supra-national (e.g., the European Union), regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

“Regulatory Authority” means the FDA or any other governmental authority outside the United States (whether supranational, national, federal, provincial and/or local) that is the counterpart to the FDA, including the European Medicines Agency for the European Union.

“Regulatory Documentation” means, with respect to a Party’s Single Agent Study Drug, all submissions to Regulatory Authorities in connection with the development of such Single Agent Study Drug, as applicable, including all INDs and amendments thereto, NDAs and amendments thereto, drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include clinical data). For clarity, Regulatory Documentation excludes documentation related to the commercial sale of a product in a given jurisdiction.

“Results” shall have the meaning set forth in Section 9.5(b).

“Right of Cross-Reference” means, with regard to a Party, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to a Party’s Single Agent Study Drug (and, in the case of BMS, the Right to Cross-Reference the Combined Therapy IND), only to the extent necessary for the conduct of the Combined Therapy Clinical Trial in such country or as otherwise expressly permitted or required under this Agreement to enable a Party to exercise its rights or perform its obligations hereunder, and, except as to information contained in the Combined Therapy IND pertaining to the Combined Therapy, without the disclosure of such information to such Party.

“Safety Issue” means any information suggesting an emerging safety concern or possible change in the risk-benefit balance for the BMS Study Drug or the Recipient Study Drug, including information on a possible causal relationship between an Adverse Event and a drug, the relationship being unknown or incompletely documented previously.

“Safety Signal” means information arising from one or multiple sources, including observations and experiments, which suggests a new potentially causal association, or a new aspect of a known association between an intervention and an event or set of related events, either adverse or beneficial, that is judged to be of sufficient likelihood to justify verificatory action.

“Samples” means biological specimens collected from Combined Therapy Clinical Trial study subjects (including fresh and/or archived tumor samples, serum, peripheral blood mononuclear cells, plasma, and whole blood for RNA and DNA sample isolation).

“Shortage” shall have meaning set forth in Section 4.5.

“Single Agent Study Drug” or “Study Drug” means, with respect to (a) the Recipient, the Recipient Study Drug, as monotherapy, and (b) BMS, the BMS Study Drug, as monotherapy.

“Sponsor” means an applicant or holder of clinical studies applications/notifications. “Study Data” shall have the meaning set forth in Section 8.1.

“Sunshine Laws” shall have the meaning set forth in Section 9.6(c).

“Supply and Quality Documentation” shall have the meaning set forth in Section 4.3.

“Technology” means information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results not generally known to the public (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not patentable, in written, electronic or any other form now known or hereafter developed and materials, including Regulatory Documentation.

“Term” shall have the meaning set forth in Section 12.1.

“Territory” means the countries listed in Appendix C. [**].

“Third Party” means any Person or entity other than the Recipient and BMS and their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 11.1.

“Third Party License Payments” means any payments (e.g., upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the extent that such rights are necessary for (a) the making, using or importing of a Party’s Single Agent Study Drug for the conduct of the Combined Therapy Clinical Trial, or (b) the conduct of the Combined Therapy Clinical Trial.

“TP Study Costs” shall have the meaning set forth in Section 7.2.

ARTICLE 2

SCOPE

2.1	Scope.

(a)The Recipient will conduct the Combined Therapy Clinical Trial in accordance with the Protocol and the terms of this Agreement. The Recipient shall be solely responsible for the content of the Protocol; provided that: (i) the Recipient will notify BMS of any proposed amendments to the draft Protocol attached as Appendix A to this Agreement (or to the final Protocol initially approved by an IRB) and the Recipient will consider any comments provided by BMS regarding the proposed amendments, and (ii) any changes to the draft Protocol attached as Appendix A (or to the final Protocol initially approved by an IRB) that pertain to the administration of the BMS Study Drug must be reviewed and expressly approved by BMS in writing or the change may not be implemented. BMS shall have [**] from the date on which the Recipient provides the applicable Protocol amendment to BMS to approve or provide any comments to the Recipient concerning the proposed amendment.

(b)The Combined Therapy Clinical Trial shall be conducted under a combination IND, for which the Recipient will be the sponsor of record (the “Combined Therapy IND”) and shall be conducted only in the Territory in the Field. The Recipient shall be the sole holder of all legal interests in the Combined Therapy IND; provided, however, that the Recipient may not grant any Third Party any Right of Cross-Reference with respect to any portion of the Combined Therapy IND pertaining to BMS’s Single Agent Study Drug for use as monotherapy or for use in combination with any molecules, agents, antibodies or compounds other than the Recipient Study Drug.

(c)BMS will make available its current package insert for the BMS Study Drug in the Territory available to the Recipient and will provide any updates thereto at the same time as the same are made publicly available.

(d)If the Recipient and BMS agree that the Recipient will require access to the investigator’s brochure for the BMS Study Drug in order for the site to conduct the Combined Therapy Clinical Trial, then (i) BMS will provide the current version of its Investigator Brochure to the Recipient promptly and (ii) will thereafter, until the conclusion of the Combined Therapy Clinical Trial, provide to the Recipient, upon reasonable request, the latest investigator’s brochure for the BMS Study Drug or any amendments thereto in accordance with BMS’s customary practices for same. The Recipient shall, and shall require that any clinical trial sites for the Combined Therapy Clinical Trial shall, use any such data provided pursuant to this Section 2.1(d) solely (A) to evaluate the safety and efficacy of the BMS Study Drug and the Combined Therapy for use in Combined Therapy Clinical Trial, (B) to meet any regulatory requirements pertaining to the conduct of the Combined Therapy Clinical Trial and (C) to enable the Recipient to draft and update as necessary the investigator’s brochure for the Combined Therapy Clinical Trial. The Recipient will ensure that clinical trial sites for the Combined Therapy Clinical Trial are obligated to protect such information and disclosures as set forth in Article 9. The Recipient’s right to use the investigator’s brochure provided by BMS shall terminate upon the expiration or termination of the Combined Therapy Clinical Trial and shall not be used for purposes of conducting any other clinical studies.

(e)If requested in writing by the Recipient and agreed to by BMS (such consent not to be unreasonably withheld), BMS shall provide a Right of Cross-Reference as needed to its existing

Regulatory Documentation for BMS’s Single Agent Study Drug for those countries in the Territory where the Combined Therapy Clinical Trial will be conducted solely as necessary to allow the Combined Therapy Clinical Trial to be conducted in an applicable country; provided that such Right of Cross-Reference shall terminate upon the expiration or termination of this Agreement and shall not be used for purposes of conducting any other clinical studies, except that, in the case of termination for a Material Safety Issue pursuant to Section 12.4, such Right of Cross-Reference shall remain in effect solely (i) to the extent necessary to permit the Recipient to comply with any outstanding obligations required by a Regulatory Authority and/or Applicable Law or (ii) as necessary to permit the Recipient to continue to dose subjects enrolled in the Combined Therapy Clinical Trial through completion of the Protocol if required by the applicable Regulatory Authority(ies) and/or Applicable Laws.

(f)If [**] is incorporated into the Protocol, the Recipient agrees to use the [**] perform such testing.

(g)The Recipient shall refer to the applicable BMS Study identification number in all Combined Therapy Clinical Trial reports, reports of Serious Adverse Events, BMS Study Drug requests, and all other material submissions or communications to BMS relating to the Protocol.

2.2Adverse Event Reporting. The Parties shall use diligent efforts to define and finalize the processes the Parties shall employ to protect patients and promote their well-being in connection with the use of each Combined Therapy, and to execute a written Pharmacovigilance Agreement (“PVA”) within [**] after the Effective Date of this Agreement or sooner as practicable and agreed to by the Parties, and prior to the first dosing of the first study patient in any new clinical trial subject to this Agreement. Such PVA shall (a) provide that Recipient shall hold and be responsible for the maintenance of the Global Safety Database for the Recipient Study Drug and that BMS shall hold and be responsible for the maintenance of the Global Safety Database for the BMS Study Drug, (b) provide that Recipient shall be responsible for the safety reporting for the Combined Therapy and shall lead all pharmacovigilance activities for the Combined Therapy, (c) permit Recipient to disclose or otherwise make available [**] information in the Global Safety Database applicable to the Recipient Study Drug, and (d) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Combined Therapy. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements or Applicable Law, in which case local reporting requirements or Applicable Law shall prevail. In the event of a conflict between the terms this Agreement and the terms of the PVA, the PVA shall supersede to the extent related to pharmacovigilance matters associated with the Combined Therapy Clinical Trial and the terms of this Agreement control with respect to any other matters. In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled.

2.3Clinical Study Designated Contact. Each Party will designate an employee within its organization (the “Designated Clinical Contact”) who will coordinate and/or facilitate:

(a)the review of Protocol amendments submitted by the Recipient for BMS approval or comment and with whom comments thereon may be discussed;

(b)any BMS clinical and regulatory responsibilities and communications regarding the Combined Therapy Clinical Trial;

(c)internal BMS review of any document or regulatory communication and the provision of any BMS comments; and

(d)discussion of any other topics or issues relating to the Combined Therapy Clinical Trial requested by the Recipient or BMS.

2.4Conduct. Each Party shall use Commercially Reasonable Efforts to (a) perform and fulfill its respective activities under the Combined Therapy Clinical Trial and this Agreement on a timely basis and in an effective manner consistent with prevailing standards, (b) supply the quantities of its Study Drug in accordance with Article 4 as needed to conduct the Combined Therapy Clinical Trial on a timely basis, and, in the case of the Recipient, package and deliver same to study sites on a timely basis, and (c) in the case of the Recipient, conduct and complete the Combined Therapy Clinical Trial on a timely basis in accordance with the Protocol and Third Party agreements relating thereto, and provide sufficient resources, funding and personnel to conduct and perform the Combined Therapy Clinical Trial on a timely basis in accordance with the Protocol for same and the terms of this Agreement. Each Party shall perform its duties for the Combined Therapy Clinical Trial in accordance with Applicable Law, including GCP, GLP and GMP as applicable.

2.5[**].

ARTICLE 3

LICENSE GRANTS

3.1Grants by BMS.

(a)BMS hereby grants, and shall cause its Affiliates to grant, to Recipient and Recipient’s Affiliates a non-exclusive, worldwide (other than within the [**] or the [**] Territory), non-transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.4) under the BMS Independent Patent Rights, BMS Technology and BMS Regulatory Documentation to use the BMS Study Drug in research and development, solely to the extent necessary to conduct the Combined Therapy Clinical Trial in the Territory in the Field subject to and in accordance with the terms and conditions of this Agreement and the Protocol.

(b)Subject to Section 3.3 below, BMS hereby grants, and shall cause its Affiliates to grant, to Recipient and Recipient’s Affiliates a non-exclusive, worldwide (other than within the [**] or the [**] Territory), non-transferable (subject to Section 13.10), irrevocable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the BMS Independent Patent Rights, BMS Technology and BMS Regulatory Documentation to seek Regulatory Approval of the Recipient Study Drug for use in a Combined Therapy in the Field, and, upon any such Regulatory Approval, to market and promote the Recipient Study Drug solely for use in a Combined Therapy in the Field in any manner that is consistent with the Regulatory Approval for the Recipient Study Drug. The right granted under this Section 3.1(b) includes a Right of Cross-Reference to the relevant BMS Regulatory Documentation solely to the extent necessary and solely for the purpose of obtaining Regulatory Approval outside the [**] and the [**] Territory in the Field for the Recipient Study Drug for use in a Combined Therapy based upon the Combined Therapy Clinical Trial (which right shall survive any expiration or termination of this Agreement). In such case, BMS shall reasonably cooperate with Recipient and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Cross-Reference. For avoidance of doubt, no rights are granted under this Section 3.1(b) for the [**] or the [**] Territory and no rights are granted except for use in a Combined Therapy (i.e., use of the Recipient Study Drug in combination with the BMS Study Drug) in the Field, with no rights being granted for the use of any other compound or therapeutic agent other than the Recipient Study Drug in combination with the BMS Study Drug.

(c)BMS hereby grants, and shall cause its Affiliates to grant, to Recipient and Recipient’s Affiliates a non-exclusive, worldwide (other than with respect to the [**] and the [**] Territory) non-transferable (subject to Section 13.10), irrevocable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) in the Field under the BMS Study Inventions and BMS Study Patent Rights for all purposes in the Field except to research, develop, make, have made, use, sell offer for sale, export or import the BMS Study Drug or any biosimilar version of the BMS Study Drug.

3.2Grants by Recipient.

(a)Recipient hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, worldwide (other than within the [**] or the [**] Territory), non- transferable, royalty-free license (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Recipient Independent Patent Rights, Recipient Technology and Recipient Regulatory Documentation to use the Recipient Study Drug in research and development, solely to the extent necessary to conduct the Combined Therapy Clinical Trial in the Territory in the Field subject to and in accordance with the terms and conditions of this Agreement.

(b)Subject to Section 3.3 below, Recipient hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, worldwide (other than within the [**] or the [**] Territory) non-transferrable (subject to Section 13.10), irrevocable, royalty-free license in the Field (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Recipient Independent Patent Rights, Recipient Technology and Recipient Regulatory Documentation to seek Regulatory Approval of the BMS Study Drug for use in a Combined Therapy in the Field, and, upon any such Regulatory Approval, to market and promote the BMS Study Drug solely for use in a Combined Therapy in the Field in any manner that is consistent with the Regulatory Approval for the BMS Study Drug. The right granted under this Section 3.2(b) includes a Right of Cross-Reference to the relevant Recipient Regulatory Documentation solely to the extent necessary and solely for the purpose of obtaining Regulatory Approval outside the [**] or the [**] Territory in the Field in the Territory for the BMS Study Drug for use in a Combined Therapy based upon the Combined Therapy Clinical Trial (which right shall survive any expiration or termination of this Agreement). In such case, Recipient shall reasonably cooperate with BMS and make written authorizations and other filings with the applicable Regulatory Authority reasonably required to effect such Right of Cross-Reference. For avoidance of doubt, no rights are granted under this Section 3.2(b) for the [**] or the [**] Territory or outside of the Field and no rights are granted except for use in a Combined Therapy (i.e., use of the BMS Study Drug in combination with the Recipient Study Drug) in the Field, with no rights being granted for the use of any other compound or therapeutic agent other than the BMS Study Drug in combination with the Recipient Study Drug.

(c)Recipient hereby grants, and shall cause its Affiliates to grant, to BMS and BMS’ Affiliates a non-exclusive, worldwide (other than within the [**] or the [**] Territory), non- transferable (subject to Section 13.10), irrevocable, royalty-free license in the Field (with the right to sublicense solely pursuant to the terms of and subject to the limitations of Section 3.3) under the Recipient Study Inventions and Recipient Study Patent Rights for all purposes in the Field except to research, develop, make, have made, use, sell offer for sale, export or import the Recipient Study Drug or any biosimilar version of the Recipient Study Drug.

3.3Sublicensing.

(a)Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(a) and 3.2(a) to Affiliates and, if required for a Third Party to perform its duties (to the extent permitted under the terms and conditions of this Agreement), to Third Parties, solely as necessary to assist a Party in carrying out its responsibilities with respect to the Combined Therapy Clinical Trial. Each Party shall have the right to grant sublicenses under the licenses granted to it under Section 3.1(b) and (c) and Section 3.2(b) and (c) to Affiliates and, with respect to Recipient, to [**] solely within the [**] Territory. For the avoidance of doubt neither Party nor any of their Affiliates or sublicensees will have the right to grant any sublicenses within the Ono Territory under the licenses granted to it under Section 3.1 or Section 3.2.

(b)With regard to any such sublicenses permitted and made under this Agreement, (i) such sublicensees, except Affiliates (so long as they remain Affiliates of a Party), shall be subject to written agreements that bind such sublicensees to obligations that are consistent with a Party’s obligations under this Agreement including, but not limited to, confidentiality and non-use provisions similar to those set forth in Article 8 and Article 9, and provisions regarding intellectual property that ensure that the Parties will have the rights provided under this Agreement to any intellectual property created by such sublicensee, (ii) each Party shall provide written notice to the other of any such sublicense (and obtain written approval for sublicenses to Third Parties not contemplated by the Protocol for the Combined Therapy Clinical Trial) and (iii) the licensing Party shall remain liable for all actions of its sublicensees. For clarity, any agreements with CROs and other contractor/vendors, and Site Agreements and CRO Agreements shall be subject to the provisions of Section 2.1 (and other terms and conditions of the Agreement).

3.4Rights for Combined Therapy Patents. The rights of the Parties with respect to the Combined Therapy Inventions and Combined Therapy Patents are set forth in Article 6.

3.5Use of Study Data and Samples. The rights of the Parties with respect to the use and disclosure  of the Study Data and the use of Samples are set forth in Article 8.

3.6No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any intellectual property of the other Party, including Confidential Information disclosed to it under this Agreement or under any Patent Rights Controlled by the other Party or its Affiliates. Except for the licenses granted under Section 3.1 and 3.2, nothing in the Agreement is intended or shall be construed as granting either Party any right or license, expressly or impliedly, to make, have made, use, sell, offer for sale or import the other Party’s Study Drug.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1Recipient Study Drug Manufacture and Supply.

(a)The Recipient shall be responsible, at its sole costs and expense, for manufacturing, packaging and labeling (or having manufactured, packaged or labeled) GMP-grade quantities of the Recipient Study Drug, as well as obtaining any other drug (other than the BMS Study Drug provided by BMS pursuant to Section 4.2) required for the conduct of the Combined Therapy Clinical Trial, and shall package and label if and as required by the Protocol and/or applicable Regulatory Authorities all drugs (including the BMS Study Drug) used in the Combined Therapy Clinical Trial, on a timely basis and in accordance with applicable specifications as required for the conduct of the Combined Therapy Clinical Trial. The Recipient Study Drug shall be manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the Recipient Study Drug used by the Recipient for its other clinical trials of the Recipient Study Drug.

(b)The Recipient shall provide BMS with prompt notice of any Manufacturing and supply issues with respect to the Recipient Study Drug or BMS Study Drug that may adversely impact the conduct or timelines of the Combined Therapy Clinical Trial.

4.2BMS Study Drug.

(a)Manufacture and Supply. BMS shall Manufacture or have Manufactured the BMS Study Drug in reasonable quantities needed, and at the points in time as agreed to by the Parties, for the Combined Therapy Clinical Trial, and shall supply such BMS Study Drug as commercially labeled or unlabeled vials to the Recipient or its designee for use solely in the Combined Therapy Clinical Trial. The Recipient will at its sole expense, package and label the BMS Study Drug for use in the Combined Therapy Clinical Trial to the extent necessary. The cost of Manufacture and supply (including shipping, taxes and duty, if applicable) of the BMS Study Drug for the Combined Therapy Clinical Trial shall be borne solely by BMS, and BMS shall bear the risk of loss for such quantities of BMS Study Drug until delivery of such quantities of BMS Study Drug to the Recipient or its designee. BMS shall also be responsible for the payment of any Third Party License Payments that may be due based on the manufacture, supply and use of the BMS Study Drug used in the Combined Therapy Clinical Trial. The BMS Study Drug shall be manufactured in accordance with Applicable Law (including GMP) and shall be of similar quality to the BMS Study Drug used by BMS for its other clinical trials of the BMS Study Drug. BMS shall deliver certificates of analysis, and any other documents specified in the Supply and Quality Documentation, including such documentation as is necessary to allow the Recipient to compare the BMS Study Drug certificate of analysis to the BMS Study Drug specifications. Pursuant to the Supply and Quality Documentation, BMS shall be responsible for the regulatory compliance of the quality of the BMS Study Drug at the time the BMS Study Drug is delivered to the Recipient with the regulatory filings in the countries in the Territory where the Combined Therapy Clinical Trial will be performed. Subject to Section 4.4, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) relating to the BMS Study Drug in connection with this Agreement.

(b)Use of BMS Study Drug Supplied by BMS to the Recipient.  The  Recipient  shall use the quantities of BMS Study Drug supplied to it under this Agreement solely as necessary for, and in accordance with, this Agreement and the Protocol, and for no other purpose, including as a reagent or tool to facilitate its internal research efforts, for any commercial purpose, or for other clinical or non-clinical research unrelated to the Combined Therapy Clinical Trial. Except as may be required or expressly permitted by the Protocol or the Supply and Quality Documentation, the Recipient shall not perform, and shall not allow any Third Party to perform, any analytical testing of the quantities of BMS Study Drug supplied to it under this Agreement. If Study Drug supplied by BMS is lost, damaged, destroyed or becomes unable to comply with applicable specifications while under the control of the Recipient or any of its (sub)contractors, including common carriers and clinical study sites contracted by the Recipient, BMS shall not be obligated to replace same, and if BMS does elect to do so, BMS may elect to charge the Recipient a reasonable replacement cost to replace same.

4.3Supply and Quality Documentation. BMS shall supply the BMS Study Drug to the Recipient in accordance with such supply and quality addenda or agreement(s) as the Parties may agree (the “Supply and Quality Documentation”). The Parties shall finalize and execute the Supply and Quality Documentation after the Effective Date, but in no event later than the date on which the first shipment of the BMS Study Drug is supplied for use in the Combined Therapy Clinical Trial. The Supply and Quality Documentation shall outline the additional roles and responsibilities relative to the quality of BMS Study Drug in support of the Combined Therapy Clinical Trial. It shall include the responsibility for quality elements as well as exchanged GMP documents and certifications required to release the BMS Study Drug for the Combined Therapy Clinical Trial. In addition, the Supply and Quality Documentation shall detail the documentation required for each shipment of BMS Study Drug supplied to the Recipient or its designee for use in the Combined Therapy Clinical Trial.

4.4Supply Forecast. Estimated supply and delivery details will be outlined in the Supply and Quality Documentation and will be updated by the Parties by mutual agreement (which agreement can be effected by the Parties’ Designated Supply contacts and without need for an amendment to this Agreement) based on the actual enrollment. The Recipient will promptly inform BMS of any change in its requirements, and BMS will endeavor to accommodate any change in the supply quantities requested by the Recipient so long as it does not unduly disrupt BMS’s ongoing business activities.

4.5Shortages. In the event of a supply interruption or shortage of BMS Study Drug as determined by BMS pursuant to its internal processes and policies (a “Shortage”), such that BMS reasonably believes that it will not be able to fulfill its supply obligations under this Agreement, BMS will provide prompt written notice thereof to the Recipient (including the quantity of BMS Study Drug that BMS reasonably estimates it will be able to supply) and, upon request, the Parties will promptly discuss such situation (including how the quantities of BMS Study Drug that BMS is able to supply under this Agreement will be allocated within the Combined Therapy Clinical Trial). Notwithstanding anything to the contrary contained herein, in the event of a Shortage of the BMS Study Drug, BMS will have sole discretion, subject to Applicable Law, to determine the quantity of BMS Study Drug it will be able to supply as a result of such Shortage; provided, however, that BMS shall consider in good faith the needs of patients who are actively being treated with BMS Study Drug, including Combined Therapy Clinical Trial patients, in making such determination. BMS will not be deemed to be in breach of this Agreement for failure to supply any other quantities of BMS Study Drug hereunder as a result of a Shortage. Any such allocation of the BMS Study Drug in accordance with this Section 4.5 will the Recipient’s exclusive remedy with respect to a Shortage.

4.6Customs Valuation. The Recipient will provide BMS in writing with a list of each country in which it proposes to conduct the Combined Therapy Clinical Trial prior to execution of any site agreement or CRO agreement for that country. During the conduct of the Combined Therapy Clinical Trial, the Recipient will send in writing any changes to the list of participating countries to BMS one month prior to the end of each Quarter. If no changes are sent to BMS by the Recipient for a particular Quarter, the prior Quarter’s participating country list will be used as the basis for customs valuation for that Quarter. BMS will provide the Recipient with country-specific customs valuations initially for the BMS Study Drug prior to initiation of the Combined Therapy Clinical Trial. The expiration date(s) of the customs value(s) will be monitored by the Recipient and the Recipient will send a request in writing to BMS to provide updated customs value(s) and expiration date(s) at least 30 days in advance of any customs value expirations The Recipient will use the BMS provided values for the import/export process to the listed participating countries and not make any change to such valuations without BMS’s prior written consent.

4.7Designated Supply Contact. Each Party will designate an individual (the “Designated Supply Contact”) that a Party may contact to assist with coordinating supplies and facilitating the resolution of any issues or concerns arising in connection with the supply of the BMS Study Drug for use in the Combined Therapy Clinical Trial.

ARTICLE 5

RESPONSIBILITIES

5.1Specific Responsibilities of the Recipient. The Recipient shall, subject to the terms of the Protocol, applicable terms and conditions of this Agreement, and any other agreement between the Parties relating to the Combined Therapy Clinical Trial, manage and be responsible for the conduct of the Combined Therapy Clinical Trial, including timelines and contingency planning. In particular, and not in limitation of the foregoing, the Recipient shall perform (itself and/or through Third Parties, including clinical trial sites, CROs and investigators) and/or be responsible for the following (items (a) to (p) below), collectively the “Operational Matters”) with respect to the Combined Therapy Clinical Trial:

(a)compiling, amending and filing all necessary Combined Therapy Clinical Trial Regulatory Documentation with Regulatory Authority(ies), maintaining and acting as the sponsor of record as provided in 21 CFR 312.50 (and applicable comparable ex-US laws) with responsibility, unless otherwise delegated in accordance with 21 CFR 312.52 (and applicable comparable ex-US laws), for the Combined Therapy Clinical Trial and making all required submissions to Regulatory Authorities related thereto on a timely basis;

(b)conducting clinical study start-up activities, communicating with and obtaining approval from IRBs for the Protocol and other relevant documents for the Combined Therapy Clinical Trial as applicable, as well as patient recruitment and retention activities;

(c)listing of the Combined Therapy Clinical Trial, if it is required to be listed on a public database on www.clinicaltrials.gov or other public registry in any country in which such Combined Therapy Clinical Trial is being conducted, all in accordance with Applicable Law and in accordance with its internal policies relating to clinical trial registration;

(d)providing BMS with reasonable advance notice of meetings or other non-written communications with a Regulatory Authority and the opportunity to participate in each such meeting or other non-written communication, to the extent involving a safety, efficacy or toxicology issue relating to the Combined Therapy or the BMS Study Drug or any other matter that could have an adverse effect on the BMS Study Drug. In such case, the Recipient will provide BMS with the opportunity to review, provide comments to the Recipient within [**] on, and, if inconsistent with the Protocol, approve all submissions and written correspondence with a Regulatory Authority that relates to the BMS Study Drug;

(e)provide BMS (i) a written summary of meetings or other non-written communications with a Regulatory Authority within [**] of such meeting or communication, and (ii) copies of any official correspondence to or from a Regulatory Authority within [**] of receipt or provision, in each case of (i) or (ii) to the extent involving a safety, efficacy or toxicology issue relating to the Combined Therapy or the BMS Study Drug or any other matter that could have an adverse effect on the BMS Study Drug, and copies of all material Combined Therapy Clinical Trial Regulatory Documentation and correspondence that relates to same within [**] of submission to Regulatory Authorities;

(f)subject to the terms of this Agreement, the selection and payment of, negotiation of the terms of, contracting with, managing and overseeing compliance of its agreement by and the receipt of contract deliverables from, any CRO or vendor selected by the Recipient to assist in the performance of the Combined Therapy Clinical Trial. The Recipient shall determine and approve contract deliverables and manage contract performance, including executing site contracts, drafting and obtaining IRB approval for site informed consent forms (each an “ICF”), obtaining signed ICFs, monitoring plans, etc. The Recipient will be responsible for ensuring that all such contracts and ICFs: (i) do not conflict with the terms of this Agreement, (ii) allow the Recipient to provide BMS with access to and use of Study Data, Samples, and other information and documents as required pursuant to this Agreement (and in no event less than the same use rights granted to the Recipient), (iii) do not adversely affect the BMS Technology or BMS Independent Patent Rights (or the enforcement or defense thereof), the [**], the Combined Therapy, or the BMS Study Drug as monotherapy, (iv) do not impose a new obligation, whether direct, indirect, or contingent, upon BMS that is not set forth in this Agreement, (v) do not confer a benefit upon the Recipient that is not also conferred upon BMS, (vi) retain each of the Parties’ respective intellectual property rights in the Recipient Study Drug, BMS Study Drug and Combined Therapy consistent with this Agreement, and (vii) comply with Applicable Law;

(g)providing BMS a copy of the protocol level ICF template for the Combined Therapy Clinical Trial and (if requested by BMS) with copies of each final site template of the Combined Therapy Clinical Trial’s ICF. The Recipient shall ensure that each ICF does not impose any financial obligation, liability, damages or other cost upon BMS with respect to any injury (including death) suffered by a Combined Therapy Clinical Trial subject whether or not resulting from the administration of the BMS Study Drug or direct a study subject to BMS to seek reimbursement for any costs or seek compensation for any injury incurred in connection with the Combined Therapy Clinical Trial;

(h)providing BMS within [**] with minutes from any and all external drug safety monitoring boards for the Combined Therapy Clinical Trial after receipt by the Recipient, to the extent relating to the BMS Study Drug or the Combined Therapy;

(i)informing and updating BMS on a monthly basis (with significant issues to be communicated promptly after the Recipient becomes aware of same) regarding all Operational Matters, so that if BMS has any significant concerns or material disagreements regarding same, the matter can be discussed with the Recipient. Without limiting the foregoing, the Recipient shall inform BMS monthly as to the overall Combined Therapy Clinical Trial progress, information regarding the number and status of study sites, the number of screened subjects (actual to target), the number of any randomized subjects (actual to target), the number of dosed, ongoing, discontinued and completed subjects, any safety updates as contemplated by the Protocol, and/or routinely performed by the Recipient in its normal course of trial management and reporting, and any other Combined Therapy Clinical Trial-related matters requested by BMS to the extent involving a safety, efficacy or toxicology issue relating to the Combined Therapy or the BMS Study Drug or any other matter that could have an adverse effect on the BMS Study Drug;

(j)owning and being responsible for (or appointing a Third Party to be responsible for) the maintenance of the Global Safety Database and being responsible for safety reporting, collecting, evaluating and reporting Serious Adverse Events, other safety data and any further pharmacovigilance information from the Combined Therapy Clinical Trial;

(k)analyzing the Study Data in a timely fashion and providing BMS with access to the Study Data as follows:

(i)top line results and a copy of all Clinical Study Reports (CSRs), in each case, as and when received by the Recipient’s clinical management;

(ii)if requested by BMS, sharing with BMS for review and comment drafts of interim and/or final clinical trial report (and/or statistical analysis in accordance with the Protocol) from the Combined Therapy Clinical Trial;

(iii)if requested by BMS, within [**] Business Days after database lock, access to those safety databases that will be used for any interim review by an external consultant (or drug safety monitoring board, if required);

(iv)if requested by BMS, within [**] Business Days after database lock, access to case report forms or patient profiles for all patients in the Combined Therapy Clinical Trial;

(v)if requested by BMS, within [**] Business Days of the creation of an electronic clean database for the Combined Therapy Clinical Trial, an electronic copy of both the raw and clean databases (the form and format of the clean and raw databases to be reasonably acceptable to both Parties);

(vi)if requested by BMS, subject to any third party requirements, providing BMS with any programs or SAS codes to be used for any statistical analysis plan for the Combined Therapy Clinical Trial; and

(vii)(A) safety analyses, (B) new and/or changing Safety Signals and Safety Issues, (C) new and/or changing toxicology and efficacy signals, and (D) any statistical analysis, immunogenicity analysis, or bioanalysis, in each case relating to the BMS Study Drug, the Recipient Study Drug and/or the Combined Therapy, as and when the same are received by the Recipient;

(l)obtaining supplies of any co-medications, to the extent any such co-medications are required for use in the Combined Therapy Clinical Trial, and providing to BMS any information related to the Combined Therapy Clinical Trial that is provided to the manufacturer of any co-medication within [**] after the provision of the information to the manufacturer;

(m)if requested by BMS, information regarding the pharmacokinetics, efficacy and safety of the Recipient Study Drug alone or in combination with the BMS Study Drug;

(n)performing either directly or through third parties collection of Samples required by the Protocol;

(o)handling and addressing inquiries from the Combined Therapy Clinical Trial subjects and investigators, and;

(p)such other responsibilities as may be agreed to by the Parties

5.2BMS Operational Responsibilities. BMS shall be responsible for the following activities:

(a)Manufacturing and supplying GMP-grade quantities of the BMS Study Drug, as further described in Article 4 above, and, where and to the extent provided in the Supply and Quality

Documentation, providing necessary GMP information and documentation that enables the Recipient Qualified Person (as such term will be defined in the Supply and Quality Documentation) to release BMS Study Drug for the Combined Therapy Clinical Trial;

(b)where and to the extent provided in the Supply and Quality Documentation, providing for the release by a Qualified Person or providing the necessary documentation in support of such quality release, of the BMS Study Drug if such release is required for the Combined Therapy Clinical Trial;

(c)to the extent necessary for the conduct of the Combined Therapy Clinical Trial, providing a Right of Cross-Reference to the relevant Regulatory Documentation for the BMS Study Drug as set forth in Section 2.1(b) and/or (e), if applicable, to the BMS investigator’s brochure for the BMS Study Drug (and updates thereto) as provided in Section 2.1(d); and

(d)such other responsibilities as may be agreed to by the Parties.

5.3Other Clinical Trials. Nothing in this Agreement shall preclude either Party from conducting any other clinical trials as it may determine in its discretion, so long as it does not use or rely on the Confidential Information that is solely owned by the other Party in doing so.

5.4Potential Subsequent Studies. After completion of the Combined Therapy Clinical Trial, the Parties agree to discuss in good faith additional Combined Therapy Clinical Trials of the BMS Study Drug with the Recipient Study Drug. If the Parties jointly agree to conduct any such further clinical trials, such further clinical trials will, unless otherwise mutually agreed in writing, be conducted in accordance with a separate agreement.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1Inventions and related Patent Rights. All rights to Inventions shall be allocated as follows:

(a)Recipient Ownership. Subject to the terms of this Agreement, all Recipient Study Inventions and Recipient Study Patent Rights shall be owned solely by the Recipient, and the Recipient will have the full right to exploit such Recipient Study Inventions and Recipient Study Patent Rights without the consent of, or any obligation to account to, BMS. BMS shall assign and hereby assigns (and shall cause its Affiliates and contractors to assign) its right, title and interest in any Recipient Study Inventions and Recipient Study Patent Rights to the Recipient. BMS shall execute such further documents and provide other assistance as may be reasonably requested by the Recipient to perfect the Recipient’s rights in such Recipient Study Inventions and Recipient Study Patent Rights, all at the Recipient’s expense. The Recipient shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any Recipient Study Patent Rights at its own expense.

(b)BMS Ownership. Subject to the terms of this Agreement, all BMS Study Inventions and BMS Study Patent Rights shall be owned solely by BMS, and BMS will have the full right to exploit such BMS Study Inventions and BMS Study Patent Rights without the consent of, or any obligation to account to, the Recipient. The Recipient shall assign and hereby assigns (and shall cause its Affiliates and contractors to assign) all its right, title and interest in any BMS Study Inventions and BMS Study Patent Rights to BMS. The Recipient shall execute such further documents and provide other assistance as may be reasonably requested by BMS to perfect BMS’s rights in such BMS Study Inventions and BMS Study Patent Rights, all at BMS’s expense. BMS shall have the sole right but not the obligation to prepare, file, prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences, oppositions, post-grant reviews or similar proceedings and requests for patent extensions) and maintain any BMS Study Patent Rights at its own expense.

(c)Combined Therapy Inventions. All Combined Therapy Inventions  and Combined Therapy Patent Rights shall be jointly owned by the Parties, and either Party shall have the right to freely exploit the Combined Therapy Inventions and Combined Therapy Patent Rights, both within and outside the scope of this Agreement, without accounting or any other obligation to the other Party (except as expressly set forth in this Section 6.1(c) and Section 6.3(d) with regard to the filing, prosecution, maintenance and enforcement of Combined Therapy Patent Rights) and each Party may use, exploit and grant licenses (with right to sublicense) to Third Parties under its interest in such Combined Therapy Inventions and Combined Therapy Patent Rights. The Recipient, using outside counsel acceptable to both Parties, shall be responsible, at its sole discretion, for preparing and prosecuting Patent applications and maintaining Patents within the Combined Therapy Patent Rights. The Recipient shall keep BMS advised as to material developments and steps to be taken with respect to prosecuting any such Patent Rights and shall furnish BMS with copies of applications for such Patent Rights, amendments thereto and other related correspondence to and from patent offices, and permit BMS a reasonable opportunity to review and offer comments prior to submitting such applications and correspondence to the applicable governmental authority (and will take BMS’s comments into account in preparing same). BMS shall reasonably assist and cooperate in obtaining, prosecuting and maintaining the Combined Therapy Patent Rights. The Recipient shall be reimbursed for any costs and expenses incurred in prosecuting Combined Therapy Patent Rights and the subsequent maintenance of Combined Therapy Patent Rights by BMS such that BMS shall be responsible for [**].  From time-to-time, the Recipient shall invoice BMS such amounts and BMS shall pay the Recipient such invoiced amounts within [**] after receipt of an invoice therefor. The Parties shall discuss in good faith the countries in which the Combined Therapy Patent Rights will be filed. In case one of the two Parties decides not to file or maintain a Combined Therapy Patent Right in a given country (and also elects not to reimburse the other Party for [**] of prosecution and maintenance of such Combined Therapy Patent Right in such country), the other Party shall have the right to file, prosecute and maintain such Combined Therapy Patent Right in such country in its own name and at its own expense. In this case, the Party who decides not to file or maintain (and also decides not to reimburse the other Party for its share of the costs of) a Combined Therapy Patent Right for a given country shall promptly assign its rights to the Combined Therapy Patent Right in said country to the Party (the “Filing Party”) who wishes to file or maintain said Combined Therapy Patent Right in such country and the Filing Party shall grant, and hereby grants, to the other Party an irrevocable, perpetual, fully-paid, non-exclusive license, with the right to grant and authorize sublicenses, under such Combined Therapy Patent Rights to make, have made, use, sell, offer for sale, import and other exploit products and services in such country. The Party who does not wish to file or maintain a Combined Therapy Patent Right in any country shall assist in the timely provision of all documents required under national provisions to register said assignment of rights with the corresponding national authorities at the sole expenses of the Party who wishes to file or maintain such Combined Therapy Patent Right in that given country. If the Parties cannot agree with respect to the decision to file or maintain a Combined Therapy Patent Right within [**] subsequent to the initiation of the Parties’ good faith efforts to resolve any disagreement, then either Party shall have the right to file or maintain any Combined Therapy Patent Right in the names of both Parties, provided that: (i) any such Combined Therapy Patent Right shall be jointly owned by the Parties and subject to the freedom to use and operate under such Combined Therapy Patent Right as set forth in the first sentence of this Section 6.1(c); (ii) such prosecuting Party obtains the prior consent of the non-prosecuting Party, which consent shall not be unreasonably withheld or delayed, and (iii) the non-prosecuting party reimburses the prosecuting party for its [**] of the patent costs. Notwithstanding the foregoing provisions in this Section 6.1(c), neither Party shall knowingly take any position in a submission to a patent office concerning a Combined Therapy Invention that interprets the scope of a Patent Right of the other Party without the prior written consent of such other Party.

(d)Separation of Patent Rights. In order to more efficiently enable the prosecution and maintenance of the BMS Study Patent Rights, the Recipient Study Patent Rights and Combined Therapy Patent Rights relating to Inventions as described above, the Parties will use good faith efforts to separate BMS Study Patent Rights, the Recipient Study Patent Rights, Combined Therapy Patent Rights, BMS Independent Patent Rights and the Recipient Independent Patent Rights into separate patent filings to the extent possible and without adversely impacting such prosecution and maintenance or the scope of the protected subject matter.

6.2Disclosure and Assignment of Inventions. Each Party shall disclose promptly to the other Party  in writing and on a confidential basis all Inventions, prior to any public disclosure thereof or filing of Patent Rights therefor and allowing sufficient time for comment by the other Party. In addition, each Party shall, and does hereby, assign, and shall cause its Affiliates and contractors to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions as well as any Patent Rights and other intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole ownership provided for in Sections 6.1(a) and 6.1(b) and the joint ownership provided for in Section 6.1(c).

6.3Infringement of Patent Rights by Third Parties.

(a)Notice. Each Party shall promptly notify the other Party in writing of any Infringement of Combined Therapy Patent Rights, of which its in-house patent counsel becomes aware.

(b)Infringement of Recipient Study Patent Rights. For all Infringements of Recipient Study Patent Rights anywhere in the world, the Recipient shall have the exclusive right to prosecute such Infringements as it may determine in its sole and absolute discretion, and the Recipient shall bear all related expenses and retain all related recoveries. BMS shall reasonably cooperate with the Recipient or its designee (to the extent BMS has relevant information arising out of this Agreement), at the Recipient’s request and expense, in any such action.

(c)Infringement of BMS Study Patent Rights. For all Infringements of BMS Study Patent Rights anywhere in the world, BMS shall have the exclusive right to prosecute such Infringements as it may determine in its sole and absolute discretion, and BMS shall bear all related expenses and retain all related recoveries. The Recipient shall reasonably cooperate with BMS or its designee (to the extent that the Recipient has relevant information arising out of this Agreement), at BMS’s request and expense, in any such action.

(d)Infringement of Combined Therapy Patent Rights.

(i)With respect to Infringements of Combined Therapy Patent Rights, the Parties shall mutually agree as to whether to bring an enforcement action to seek the removal or prevention of such Infringements and damages therefor and, if so, which Party shall bring such action, with any costs and expenses relating thereto to be allocated in accordance with Section 6.3(d)(ii).

(ii)Regardless of which Party brings an enforcement action pursuant to Section 6.3(d)(i) or whether the Parties reach agreement to initiate such an enforcement action, the other Party hereby agrees to cooperate reasonably in any such action, including, if required, by bringing a legal action, furnishing a power of attorney or joining as a plaintiff to such a legal action. If the Parties mutually agree to bring an enforcement action, BMS shall be responsible for [**] percent ([**]%), and the Recipient shall be responsible for [**] percent ([**]%), of the reasonable and verifiable costs and expenses incurred in connection with any such action. If either Party recovers monetary damages from any Third Party in an action agreed to by the Parties, such recovery shall be allocated first to the reimbursement of any actual, unreimbursed costs and expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel) pro rata in accordance with the aggregate amounts spent by both Parties, and any remaining amounts shall be [**] percent ([**]%) to the Recipient and [**] percent ([**]%) to BMS, unless the Parties agree in writing to a different allocation. If the Parties do not agree to initiating such an enforcement action, (A) the Party initiating such enforcement action shall be responsible for the costs and expenses incurred in connection with such action and shall reimburse the other Party for the costs the other Party incurs for the assistance and cooperation requested by such Party and (B) the Party initiating such enforcement action shall retain all recoveries from such enforcement action. Neither Party shall enter into any settlement without the prior written consent of the other Party in connection with any proceeding under this Section 6.3(d).

6.4Infringement of Third Party Rights.

(a)Notice. If the activities relating to the Combined Therapy Clinical Trial become the subject of a claim of infringement of a patent, copyright or other proprietary right by a Third Party anywhere in the world, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim.

(b)Defense. If both Parties are charged with infringement pursuant to a claim described in Section 6.4(a), each Party shall have the right to defend itself against such claim and the Parties shall discuss in good faith defending such claim jointly. If only one Party is charged with infringement, such Party will have the first right but not the obligation to defend such claim. If the charged Party does not commence actions to defend such claim within [**] after request by the other Party to do so, then the other Party shall have the right, but not the obligation, to defend any such claim to the extent such claim pertains to the other Party’s Study Drug. In any event, the non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider comments and suggestions on strategy for defending the action by the non-defending Party in good faith. The Party defending the claim shall bear the cost and expenses of the defense of any such Third Party infringement claim and shall have sole rights to any recovery. If the Parties jointly defend the claim, the Recipient shall bear [**], and BMS shall bear [**] of any costs and expenses of the defense of any such Third Party infringement claim; provided, however, that, notwithstanding the foregoing, if the claim relates solely to one Party’s Study Drug, such Party will bear [**] of the costs and expenses of the defense of such claim and shall have the sole right, but not the obligation, to defend, settle and otherwise handle the disposition of such claim. Neither Party shall enter into any settlement concerning activities under this Agreement or the Combined Therapy that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, not to be unreasonably withheld or delayed, except that a Party may settle any claim that solely relates to its Study Drug without the consent of the other Party as long as such other Party’s rights under this Agreement are not adversely impacted (in which case, it will obtain such other Party’s prior written consent, not to be unreasonably withheld or delayed).

6.5Combined Therapy Clinical Trial Regulatory Documentation. Subject to the license and other rights granted by each Party to the other Party pursuant to this Agreement, the Recipient shall solely own all right, title and interest in and to the Combined Therapy Clinical Trial Regulatory Documentation; provided, however, that BMS shall retain sole and exclusive ownership of any BMS Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trial Regulatory Documentation and that the Recipient shall retain sole and exclusive ownership of any Recipient Regulatory Documentation that is submitted with or referenced in the Combined Therapy Clinical Trial Regulatory Documentation. This Section 6.5 is without limitation of any other disclosure obligations under this Agreement.

6.6No Other Use. Except as expressly provided in Section 6.1, the Recipient agrees not to apply for any Patent Rights based on or containing BMS Confidential Information, and to give no assistance to any Third Party for such application without BMS’s prior written authorization, and BMS agrees not to apply for any Patent Rights based on or containing the Recipient’s Confidential Information, and to give no assistance to any Third Party for such application without the Recipient’s prior written authorization.

6.7Joint Research Agreement. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 USC § 100 (h).

ARTICLE 7

COSTS AND EXPENSES

7.1Manufacturing and IP Costs. Expenses incurred as described in Article 4 (regarding Manufacturing and Supply) and Article 6 (regarding Intellectual Property) shall be borne or shared by the Parties as provided in such Articles.

7.2TP Study Costs. For all expenses (other than those set forth in Section 7.1) that are directly attributable or reasonably allocable to the conduct of the Combined Therapy Clinical Trial: (a) [**] out-of-pocket costs reasonably incurred by [**] to Third Parties (including to CROs, laboratories and clinical sites/IRBs) in connection with the performance of the Combined Therapy Clinical Trial (“TP Study Costs”), and (b) [**] its own internal costs (including costs of individual independent contractors) incurred [**]. It is not expected that [**]; however, in the event [**] in connection with the conduct of the Combined Therapy Clinical Trial, the [**] for same on a quarterly basis within [**] following submission of an invoice therefor and appropriate supporting documentation.

7.3Third Party License Payments.  If the conduct  of the Combined Therapy Clinical Trial requires   a Third Party License Payment, then the Party required to make such payment shall be responsible for same.

ARTICLE 8

RECORDS AND STUDY DATA

8.1Records. Each Party shall maintain complete and accurate records of all work conducted with respect to the Combined Therapy Clinical Trial and of all results, information, data, data analyses, reports, records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences and developments made by or provided to either Party, or by the Parties together, in the course of such Party(ies)’ efforts with respect to the Combined Therapy Clinical Trial, (such results, information, data, data analyses, reports, CRFs, adverse event reports, trial records, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, developments, and the Protocol referred to as the “Study Data”). Such records shall fully and properly reflect all work done and results achieved in the performance of the Combined Therapy Clinical Trial in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

8.2Ownership of Study Data. BMS shall own the Study Data to the extent that it relates solely to the BMS Study Drug (“BMS Study Data”), and Recipient shall own the Study Data to the extent that it relates solely to the Recipient Study Drug (“Recipient Study Data”).

8.3Subject to the restrictions on use and disclosure as set forth in this Agreement, both Parties shall jointly own any Study Data that is not BMS Study Data or Recipient Study Data (such jointly owned Study Data being the “Combined Therapy Study Data”). Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, [**], such right, title and interest in and to any Study Data as is necessary to fully effect the foregoing, and agrees to execute all instruments as may be reasonably necessary to effect same.

8.4Use of a Party’s Own Study Data. BMS may use, analyze and disclose to Third Parties the BMS Study Data for any purpose without obligation or accounting to Recipient. Recipient may use, analyze and disclose to Third Parties the Recipient Study Data for any purpose without obligation or accounting to BMS.

8.5Use of Combined Therapy Study Data by BMS.

(a)Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 8.5, BMS shall have the right to use and analyze the Combined Therapy Study Data for any purpose.

(b)The Combined Therapy Study Data shall not be disclosed to Third Parties by BMS except as follows (and otherwise as expressly permitted under the Agreement).

(i)BMS may disclose the Combined Therapy Study Data to its contractors under confidentiality obligations similar to BMS’ obligations under the Agreement, solely for purposes and to the extent required for such contractors to provide services for BMS for the development, regulatory approval and/or commercialization of the BMS Study Drug.

(ii)BMS may disclose the Combined Therapy Study Data (x) to Regulatory Authorities in connection with regulatory filings, (y) to investigators as necessary in connection with the Combined Therapy Clinical Trial and/or (y) as may be required by Applicable Law.

(iii)To the extent that the Combined Therapy Study Data includes safety information and BMS needs to disclose to Third Parties such safety information of the Combined Therapy in its studies of the BMS Study Drug with other cell based therapy in order to ensure patient safety, BMS may disclose such safety information. For clarity, BMS shall not disclose safety information related solely to the Recipient Study Drug.

(iv)BMS may use and disclose to a Third Party the Combined Therapy Study Data, under obligations of confidentiality consistent with this Agreement, to the extent such Third Party is developing or commercializing a biomarker or diagnostic test for use with its Study Drug and/or the Combined Therapy.

8.6Use of Combined Therapy Study Data by Recipient.

(a)Subject to the restrictions on disclosure of the Combined Therapy Study Data to Third Parties as set forth below in this Section 8.6, Recipient shall have the right to use and analyze the Combined Therapy Study Data for any purpose.

(b)The Combined Therapy Study Data shall not be disclosed to Third Parties by Recipient except as follows (and otherwise as expressly permitted under the Agreement).

(i)Recipient may disclose the Combined Therapy Study Data to its contractors under confidentiality obligations similar to Recipient’s obligations under the Agreement, solely for purposes and to the extent required for such contractors to provide services for Recipient for the development, regulatory approval and/or commercialization of the Recipient Study Drug.

(ii)Recipient may disclose the Combined Therapy Study Data (x) to Regulatory Authorities in connection with regulatory filings, (y) to investigators as necessary in connection with the Combined Therapy Clinical Trial and/or (y) as may be required by Applicable Law.

(iii)To the extent that the Combined Therapy Study Data includes safety information and Recipient needs to disclose to Third Parties such safety information of the Combined Therapy in its studies of the Recipient Study Drug with other compounds in order to ensure patient safety, Recipient may disclose such safety information solely for such purposes. For clarity, Recipient shall not disclose safety information related solely to the BMS Study Drug.

(iv)Recipient may use and disclose to a Third Party the Combined Therapy Study Data, under obligations of confidentiality consistent with this Agreement, to the extent such Third Party is developing or commercializing a biomarker or diagnostic test for use with its Study Drug and/or the Combined Therapy.

8.7No Other Uses. All other uses of Study Data are limited solely to those permitted by this Agreement, and neither Party may use Study Data for any other purpose without the consent of the other Party during and after the Term of this Agreement.

8.8Access to Study Data. In accordance with the terms and conditions of this Agreement, each Party shall have access to all Study Data (including the results of testing of Samples (including, but not limited to, de-identified patient records)) in a timely manner.

8.9Samples.

(a)Samples collected in the course of activities conducted under this Agreement shall be jointly owned by the Parties (to the extent not owned by the patient and/or the clinical trial site). Any such Samples shall be collected in accordance with the applicable Protocol and ICFs. Neither Party shall be permitted to use the Samples for any purpose without the prior written consent of the other Party, which consent shall not be unreasonably withheld if such use is related to the Combined Therapy (with the terms of such use to be set forth in a written agreement between the Parties setting forth the Samples to be used, and any appropriate terms/restrictions on such use).

(b)Subject to Section 6.1 and 8.2, any data and Inventions (and Patent Rights claiming such Inventions) arising out of the permitted testing of the Samples shall be owned by the Party conducting such testing, provided that to the extent that any such data or Inventions (and Patent Rights claiming such Inventions) relates solely to the Combined Therapy (or biomarkers solely for use solely with the Combined Therapy), such data or Inventions (and Patent Rights claiming such Inventions) shall be considered Combined Therapy Study Data or Combined Therapy Inventions (and Combined Therapy Patents), as the case may be.

(c)The Parties will jointly decide on the selection of the repository for the Samples. If the Party holding the Samples determines that it no longer has a use for the Samples and the other Party determines that it does, then the Samples shall, subject to Applicable Law and the terms of the signed ICFs, be transferred to the other Party and may be used solely thereafter by the other Party. If neither Party has any further use for the Samples, then the remaining Samples will be destroyed pursuant to the respective Party’s standard operating procedures for sample retention and destruction, subject to the terms of and permission(s) granted in the ICFs signed by the subjects contributing the Samples in the Combined Therapy Clinical Trial. [**].

8.10NDAs and BLAs and their foreign equivalents. Notwithstanding either  Party’s ownership of (i)   a Combined Therapy IND as set forth in Section 2.1(b) or (ii) Regulatory Documentation associated with a Combined Therapy IND, unless otherwise agreed by the Parties and reflected in writing, and pursuant to a regulatory submission strategy for the Combined Therapy based upon the Combined Therapy Study Data in the Field:

(a)The Parties (including their respective Affiliates and licensees) after top line results are provided per Section 5.1(k), will enter into good faith discussions to determine a regulatory submission strategy agreeable to both Parties for the applicable Combined Therapy indication based upon the Combined Therapy Study Data in the Field.

(b)With respect to filings within the United States or markets where a Party’s Study Drug has achieved Regulatory Approval, if agreement on a regulatory submission strategy is not reached, then if such Party with Regulatory Approval desires to submit a filing to update its respective Study Drug’s label for the Combined Therapy based upon the Combined Therapy Study Data, such Party (the “Filing Party”) shall notify the other Party, and each Party and its Affiliates shall reasonably cooperate and take all steps reasonably necessary to enable such regulatory submission.

(c)In markets outside of the United States or where both Parties’ Study Drugs have not achieved Regulatory Approval, the Parties (including their respective Affiliates and licensees) must agree on a regulatory submission strategy, and neither Party shall submit any regulatory filings for its respective Study Drug for the Combined Therapy based upon the Combined Therapy Study Data absent such agreement. Where the Parties mutually agree to file a regulatory submission, the Parties (including Affiliates and licensees) shall cooperate to take all steps reasonably necessary to enable such submission.

(d)The sponsor of record in the case of mutual agreement or the Filing Party in the case where agreement is not reached, shall prepare all Regulatory Documentation for any new or supplemental BLA or NDA and its foreign equivalent to be filed for a Combined Therapy arising from a Combined Therapy Clinical Trial. The sponsor of record in the case of mutual agreement or the Filing Party in the case where agreement is not reached, shall have primary responsibility, and shall have the first right but not the obligation, to file and maintain (directly or through its designee) any new or supplemental BLA or NDA and its foreign equivalent to be filed for a Combined Therapy arising from a Combined Therapy Clinical Trial for each Regulatory Authority (i.e., for each country or region); provided that the other Party (x) shall have the right to review and comment on all such Regulatory Documentation prior to such filing, as well as communications with Regulatory Authorities, (y) shall receive a complete, final copy of such Regulatory Documentation prior to such filing, and (z) shall have the right but not the obligation to file all such Regulatory Documentation on its own behalf concurrently or at any time thereafter (or at any time in the event that the Party having the first right to file elects not to file).

(e)For clarity, in the case of mutual agreement or the Filing Party in the case where agreement is not reached, each Party agrees to: (a) provide to the filing Party prompt, reasonable consultation and assistance with the preparation, filing and submission of Regulatory Documentation with the Regulatory Authorities, including providing access to all reasonably requested documentation under each Party’s or its Affiliates’ control that may be necessary or useful for the preparation of such Regulatory Documentation (including single-agent clinical data as reasonably required); and (b) complete all documents requested by the other Party reasonably required for such Regulatory Documentation, all in accordance with the timelines provided in this Agreement or otherwise agreed, and in any event such that final Regulatory Documentation is ready for filing with the applicable Regulatory Authority within a reasonable time period.

ARTICLE 9

CONFIDENTIALITY

9.1Nondisclosure of Confidential Information.

Prior to the Effective Date, the Recipient and BMS entered into a certain Mutual Confidentiality Agreement dated October 2, 2018 (the “CDA”). As it relates to disclosures involving the BMS Study Drug, the Recipient Study Drug or the conduct of the Combined Therapy Clinical Trial only, the CDA is hereby terminated and replaced by the terms of this Agreement. Any Confidential Information relating thereto previously disclosed by the Parties pursuant to the CDA shall now be Confidential Information for purposes of this Agreement and the Parties shall treat it as such in accordance with the terms hereof. All written, visual, oral and electronic data, information, know-how or other proprietary information or materials, both technical and non-technical, disclosed by one Party to any other Party pursuant to this Agreement, and disclosed in the manner specified herein, that (a) if in tangible form, is labeled in writing as “proprietary” or “confidential” (or similar reference), or (b) if in oral or visual form, is identified as proprietary or confidential or for internal use only at the time of disclosure or within [**] thereafter shall be “Confidential Information” of the disclosing Party, and all Study Data and Inventions shall be the Confidential Information of the Party owning such Study Data or Invention (as provided in Section 8.2 with regard to Study Data and Section 6.1 with regard to Inventions). For purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (i) all Recipient Study Inventions, Recipient Technology and Recipient Regulatory Documentation shall be Confidential Information of the Recipient and BMS shall be the receiving Party, (ii) all BMS Study Inventions, BMS Technology, and BMS Regulatory Documentation shall be Confidential Information of BMS and the Recipient shall be the receiving Party.

(a)The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 9.3. Except as required by Applicable Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof [**] of the other Party, except as permitted by Sections 9.3 and 9.5(b).

(b)Except to the extent expressly authorized in this Section 9.1 and Sections 9.2, 9.3 and 9.6 below, or as otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [**] thereafter, it shall (A) keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (including information relating to this Agreement or the transactions contemplated hereby or the terms hereof), (B) treat the other Party’s Confidential Information with the same degree of care the receiving Party uses for its own confidential information but in no event with less than a reasonable degree of care; and (C) reproduce the disclosing Party’s Confidential Information solely to the extent necessary or reasonably useful to accomplish the receiving Party’s obligations under this Agreement or exercise the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement, with all such reproductions being considered the disclosing Party’s Confidential Information, provided that, with respect to BMS Confidential Information that was received as confidential information from [**], the obligations of confidentiality and nonuse shall continue until BMS has obtained [**] written consent that the same may be freely used. Notwithstanding anything to the contrary in this Section 9.1, and subject to Section 8.3, the receiving Party may disclose the disclosing Party’s Confidential Information to its employees, consultants, agents or permitted (sub)licensees solely on a need-to-know basis for the purpose of fulfilling the receiving Party’s obligations under this Agreement or exercising the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement; provided, however, that (1) any such employees, consultants, agents or permitted (sub)licensees are bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Agreement, and (2) the receiving Party remains liable for the compliance of such employees, consultants, agents or permitted (sub)licensees with such obligations. Each receiving Party acknowledges that in connection with its and its representatives examination of the Confidential Information of the disclosing Party, the receiving Party and its representatives may have access to material, non-public information, and that the receiving Party is aware, and will advise its representatives who are informed as to the matters that are the subject of this Agreement, that State and Federal laws, including United States securities laws, may impose restrictions on the dissemination of such information and trading in securities when in possession of such information. Each receiving Party agrees that it will not, and will advise its representatives who are informed as to the matters that are the subject of this Agreement to not, purchase or sell any security of the disclosing Party on the basis of the Confidential Information to the extent such Confidential Information constitute material nonpublic information about the disclosing Party or such security.

(c)Combined Therapy Study Data shall be treated as Confidential Information of each Party and shall not be disclosed to Third Parties except to the extent it falls within the exceptions set forth in Section 9.2 below, is authorized under this Section 9.1 or Section 9.3, is required to be filed with a Regulatory Authority or included in a product’s label or package insert, is reasonably necessary to be disclosed in order for a Party to exercise its rights under Section 8.3(b) or 8.3(c) or it is disclosed pursuant to Section 9.5.

9.2Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a)was already known to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, either (i) at the time of disclosure by the disclosing Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(b)was generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever ((i) or (ii)) is earlier;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was disclosed to the receiving Party (or its Affiliates), other than under an obligation of confidentiality, by a Third Party who had no obligation to the Party owning or Controlling the information not to disclose such information to others; or

(e)was independently discovered or developed by the receiving Party (or its Affiliates) without the use of, or reference to, the Confidential Information belonging to the disclosing Party.

9.3Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)filing or prosecuting Patent Rights pursuant to Section 6.1(c);

(b)prosecuting or defending litigation;

(c)complying with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock is listed;

(d)disclosure, in connection with the performance of this Agreement, to Affiliates, permitted (sub)licensees, contractors, IRBs, CROs, academic institutions, consultants, agents, investigators, and employees and contractors engaged by study sites and investigators involved with the Combined Therapy Clinical Trial, each of whom prior to disclosure must be bound by terms of confidentiality and non-use at least as protective of Confidential Information as those set forth in this Article 9;

(e)disclosure of the Combined Therapy Study Data, Combined Therapy Inventions and Combined Therapy Patent Rights to Regulatory Authorities in connection with the development of the Combined Therapy, the Recipient Study Drug or the BMS Study Drug;

(f)disclosure of relevant safety information contained within the Combined Therapy Study Data to investigators, IRBs and/or ethics committees and Regulatory Authorities that are involved in other clinical trials of the Recipient Study Drug with respect to the Recipient, and the BMS Study Drug with respect to BMS, and, in the event of a Material Safety Issue, to Third Parties that are collaborating with the Recipient or BMS, respectively in the conduct of such other clinical trials of the Recipient Study Drug or the BMS Study Drug, in each case solely to the extent necessary for the conduct of such clinical trials and/or to comply with Applicable Law and regulatory requirements; and

(g)disclosure (i) to actual and/or bona fide potential licensees and/or collaborators of the terms of this Agreement and (ii) actual and/or bona fide potential acquirers, merger partners, and/or investors, of the Combined Therapy Study Data and the terms of this Agreement, in each case, under confidentiality and non-use obligations at least as protective of Confidential Information as those of this Agreement.

Notwithstanding the foregoing, if a Party is required or otherwise intends to make a disclosure of any other Party’s Confidential Information pursuant to Section 9.3(b) and/or Section 9.3(c), it shall give advance notice to such other Party of such impending disclosure and endeavor in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment.

9.4[**].

9.5Press Releases and Publications.

(a)The Parties shall jointly agree to the content and timing of all public communications with respect to this Agreement (except for the initial press release(s) announcing this Agreement which are attached hereto as Appendix B), subsequent press releases, Q&As, and the content of, and wording for, any listing the Combined Therapy Clinical Trial required to be listed on a public database or other public registry such as www.clinicaltrials.gov). For clarity, if either Party terminates this Agreement pursuant to Section 12.4, the Parties shall mutually agree upon any external communication related to such termination, which shall not include the rationale for such termination unless (and to the extent) mutually agreed by the Parties; provided that either Party shall be permitted to publicly disclose information that such Party determines in good faith is necessary to be disclosed to comply with Applicable Law or the rules or regulations of any securities exchange on which such Party’s stock may be listed, or pursuant to an order of a court or governmental entity.

(b)The Recipient and BMS agree to collaborate to publicly disclose, publish or present (i) top-line results from the Combined Therapy Clinical Trial, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable, the safety or efficacy results and conclusions that are material to either Party under applicable securities laws, and (ii) the conclusions and outcomes (the “Results”) of the Combined Therapy Clinical Trial at a scientific conference as soon as reasonably practicable following the completion of such Combined Therapy Clinical Trial, subject in the case of (ii) to the following terms and conditions. The Party proposing to disclose, publish or present the Results shall deliver to the other Party a copy of the proposed disclosure, publication or presentation at least [**] before submission to a Third Party. The reviewing Party shall determine (i) whether information related to its Study Drug is reported and described in medically and scientifically accurate manner and whether this information should be modified or deleted (ii) whether any of its Confidential Information that may be contained in such disclosure, publication or presentation should be modified or deleted and (iii)whether to file a patent application on any Recipient Study Invention (solely with respect to the Recipient) or BMS Study Invention (solely with respect to BMS) or Combined Therapy Invention disclosed therein. The disclosure, publication or presentation shall be delayed for an additional [**] (i.e., a total of [**] from the initial proposal) if the reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant patent applications. If the reviewing Party reasonably requests modifications to the disclosure, publication or presentation to prevent the disclosure of Confidential Information of the reviewing Party (other than the Results or Study Data) or to correct the medical or scientific accuracy of information associated with its Study Drug (other than the Results or Study Data), the publishing Party shall edit such publication to prevent the disclosure of such information or correct inaccurate medical or scientific information prior to submission of the disclosure, publication or presentation. In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Results, such dispute (a “Publication Dispute”) shall be referred to the Executive Officers (or their respective designees); provided that, in the absence of agreement after such good faith discussions, and upon expiration of the additional [**], (A) academic collaborators or clinical trial sites engaged by the Recipient in connection with the performance of the Combined Therapy Clinical Trial may publish Combined Therapy Study Data obtained by such academic collaborator or clinical trial site solely to the extent that such ability to publish such Combined Therapy Study Data is set forth in an agreement between the Recipient and such academic collaborator or clinical trial site relating to the conduct of Combined Therapy Clinical Trial and (B) the publishing Party may proceed with the disclosure, publication or presentation provided that such disclosure, publication or presentation is consistent with its internal publication guidelines and customary industry practices for the publication of similar data and does not disclose the Confidential Information of the other Party (other than the Results or Study Data). Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation. The Parties agree that they shall make reasonable efforts to prevent publication of a press release that could jeopardize the future publication of Study Data at a scientific conference or in a scientific journal but in no way will this or any other provision of this Agreement supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed (including any such rule or regulation that may require a Party to make public disclosures about interim results of the Combined Therapy Clinical Trial). Notwithstanding the foregoing, nothing herein shall prevent or restrict [**] from making any disclosures of unpublished Study Data disclosed to it by BMS pursuant to Section 9.4 or of the existence of this Agreement, in each case in order for [**] to comply with requirements of Applicable Law, the rules or regulations of any securities exchange or listing entity on which its stock may be traded or pursuant to an order of a court or governmental entity to publicly disclose the existence of the Agreement and the Study Data, provided that if any such disclosure is made by Ono it will only disclose the minimum amount of information necessary to achieve compliance and will provide the Recipient with reasonable advance notice of such disclosure.

(c)The Recipient agrees to include in all press releases, presentations and publications it makes related to the Combined Therapy Clinical Trial specific mention, if applicable, of the BMS Study Drug and the support and involvement of BMS. BMS agrees to include in all press releases, presentations and publications it makes related to the Combined Therapy Clinical Trial specific mention, if applicable, of the Recipient Study Drug and the support and involvement of the Recipient.

9.6Compliance with Sunshine Laws.

(a)For purposes of compliance with reporting obligations under Sunshine Laws, as between the Parties, the Recipient represents that it is not, as of the Effective Date, subject to reporting obligations under the Sunshine Laws. Therefore, as between the Parties, BMS will report payments or other transfers of value (“POTV”) made by the Recipient or the CRO related to the conduct of the Combined Therapy Clinical Trial and any applicable associated contractor engagements as required under the Sunshine Laws for the Combined Therapy Clinical Trial. BMS shall request delayed publication for any reported POTV for studies sponsored by the Recipient as permitted under the Sunshine Laws and if consistent with BMS’s normal business practices. In the event that the Recipient becomes responsible for reporting POTV for studies sponsored by it in a given country during the Term, the Recipient shall provide written notification to BMS and the Parties will meet to confer to discuss how they wish to handle reporting thereafter. Interpretation of the Sunshine Laws for purposes of reporting any POTV by a Party shall be in such Party’s sole discretion so long as the interpretation complies with Applicable Law.

(b)The Recipient (i) will provide (to the extent in the possession of the Recipient), or will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for the Combined Therapy Clinical Trial provides, BMS with any information requested by BMS as BMS may reasonably determine is necessary for BMS to comply with its reporting obligations under Sunshine Laws (with such amounts paid to, or at the direction of, healthcare providers, teaching hospitals and/or any other persons for whom POTVs must be reported under Sunshine Laws to be reported to BMS within a reasonable time period specified by BMS) and (ii) will reasonably cooperate with, and will utilize Commercially Reasonable Efforts to obligate and ensure that each CRO and other applicable Third Party contractors for the Combined Therapy Clinical Trial reasonably cooperates with, BMS in connection with its compliance with such Sunshine Laws. The form in which the Recipient provides any such information shall be mutually agreed but sufficient to enable BMS to comply with its reporting obligations and BMS may disclose any information that it believes is necessary to comply with Sunshine Laws. Without limiting the foregoing, BMS shall have the right to allocate POTVs in connection with this Agreement in any required reporting under Sunshine Laws in accordance with its normal business practices. These obligations shall survive the expiration and termination of this Agreement to the extent necessary for BMS to comply with Sunshine Laws. The Recipient shall not be required to provide any information to BMS that is subject to disclosure pursuant to the Recipient’s own obligations under the Sunshine Laws.

(c)For purposes of this Section 9.6, “Sunshine Laws” shall mean Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals. These Applicable Laws may include relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.

9.7Destruction of Confidential Information. Upon expiration or termination of the Agreement, the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to its Study Drug as monotherapy (but not to the Combined Therapy or the Combined Therapy Study Data) in its possession; provided, however, that the receiving Party shall be entitled to retain one (1) copy of Confidential Information solely for record-keeping purposes and shall not be required to destroy any Confidential Information required, or reasonably necessary, to be retained for any clinical trial activities that continue after expiration or termination, or off-site computer files created during automatic system back up which are subsequently stored securely by the receiving Party.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1Authority and Binding Agreement. Each Party represents and warrants to the other Party that (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

10.2No Conflicts. Each Party represents and warrants to the other Party that, to the best of its knowledge, it has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

10.3Litigation. Each Party represents and warrants to the other Party, to the best of its knowledge, it  is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the intellectual property rights of any other Person (after giving effect to the license grants in this Agreement).

10.4No Adverse Proceedings. Each Party represents and warrants to the other Party that, except as otherwise notified to the other Party, there is not pending or, to the knowledge of such Party, threatened, against such Party, any claim, suit, action or governmental proceeding that would, if adversely determined, materially impair the ability of such Party to perform its obligations under this Agreement.

10.5Consents. Each Party represents and warrants to the other Party that, to the best of its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons (a) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained (or will have been obtained prior to such execution and delivery) and (b) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

10.6No Debarment. Each Party hereby certifies to the other that it has not used, and will not use the services of any person disqualified, debarred, banned, subject to debarment or convicted of a crime for which a person could be debarred by the FDA under 21 U.S.C. 335a, as amended (or subject to a similar sanction of any other Regulatory Authority), in any capacity in connection with any of the services or work provided under the Combined Therapy Clinical Trial and that this certification may be relied upon in any applications to the FDA or any other Regulatory Authority. It is understood and agreed that this certification imposes a continuing obligation upon each Party to notify the other promptly of any change in the truth of this certification. Upon request by a Party, the other Party agrees to provide a list of persons used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the [**] preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by 21 U.S.C. 335a, as amended, to be listed in any application for approval of an abbreviated application for drug approval.

10.7Compliance with Applicable Law. Each Party represents and warrants to the other Party that it shall comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation or transaction hereunder, including those pertaining to the production and handling of drug products, such as those set forth by the Regulatory Authorities, as applicable, and the applicable terms of this Agreement in the performance of its obligations hereunder.

10.8Affiliates. Each Party represents and warrants to the other Party that, to the extent the intellectual property, Regulatory Documentation or Technology licensed by it hereunder are Controlled by its Affiliates or a Third Party, it has the right to use, and has the right to grant (sub)licenses to the other Party to use, such intellectual property, Regulatory Documentation or Technology in accordance with the terms of this Agreement.

10.9Ethical Business Practices. Each Party represents and warrants to the other Party that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither it nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.

10.10Accounting. Each Party represents and warrants to the other Party that all transactions under the Agreement shall be properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects.

10.11Single Agent Study Drug Safety Issues.  Each Party represents and warrants that, to the best of  its knowledge, it is not aware of any material safety or toxicity issue with respect to its Single Agent Study Drug that are not reflected in the investigator’s brochure for its Single Agent Study Drug existing as of the Effective Date.

10.12Compliance with Licensor Agreements. Each Party will use, and will cause its Affiliates to use, Commercially Reasonable Efforts to comply with its obligations under any agreements entered into by it or its Affiliates with a Third Party under which it is licensed any intellectual property rights or confidential information relating to a Study Drug (and not to voluntarily terminate same) to the extent necessary for the Combined Therapy Clinical Trial to be conducted and completed in accordance with the terms of this Agreement and for the other Party to receive the rights and benefits provided to it under this Agreement.

10.13DISCLAIMER OF WARRANTY. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 10 ARE IN LIEU OF, AND THE PARTIES DO HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 11

INDEMNIFICATION

11.1BMS Indemnification. BMS hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) the Recipient, its Affiliates, and its and their agents, directors, officers, employees and subcontractors (the “Recipient Indemnitees”) from and against any and all liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent that they arise or result from (a) the negligence or intentional misconduct of any BMS Indemnitee or any (sub)licensee of BMS conducting activities on behalf of BMS under this Agreement, (b) any breach by BMS of any provision of this Agreement, (c) any injury (other than resulting from known adverse effects) to a subject in the Combined Therapy Clinical Trial to the extent caused solely by the BMS Study Drug, or (d) the use by BMS, its Affiliates, contractors or (sub)licensees of Combined Therapy Study Data, BMS Study Data, BMS Study Inventions, BMS Study Patent Rights, Combined Therapy Inventions and Combined Therapy Patent Rights (other than with respect to Third Party Claims that are covered under Section 6.4); but excluding, in each case ((a) through (d)), any such Losses to the extent arising or resulting from a cause or event for which the Recipient is obligated to Indemnify the BMS Indemnitees pursuant to Section 11.2.

11.2Recipient Indemnification. The Recipient hereby agrees to Indemnify BMS, its  Affiliates, and  its and their agents, directors, officers, employees and subcontractors (the “BMS Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent that they arise or result from (a) the negligence or intentional misconduct of any Recipient Indemnitee or any (sub)licensee of the Recipient conducting activities on behalf of the Recipient under this Agreement, (b) any breach by the Recipient of any provision of this Agreement, (c) any injury to a subject in the Combined Therapy Clinical Trial, or (d) the use by the Recipient, its Affiliates, contractors or (sub)licensees of Combined Therapy Study Data, Recipient Study Data, Recipient Study Inventions, Recipient Study Patent Rights, Combined Therapy Inventions and Combined Therapy Patent Rights (other than with respect to Third Party Claims that are covered under Section 6.4); but excluding, in each case ((a) through (d)), any such Losses to the extent arising or resulting from a cause or event for which BMS is obligated to Indemnify the Recipient Indemnitees pursuant to Section 11.1.

11.3Indemnification Procedure. Each Party’s agreement to Indemnify the other Party is conditioned on the performance of the following by the Party seeking indemnification: (a) providing written notice to the Indemnifying Party of any Loss and/or Third Party Claim of the types set forth in Section 11.1 and 11.2 promptly, and in any event within [**], after the Party seeking indemnification has knowledge of such Loss and/or Third Party Claim; provided that, any delay in complying with the requirements of this clause (a) will only limit the Indemnifying Party’s obligation to the extent of the prejudice caused to the Indemnifying Party by such delay, (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Loss and/or Third Party Claim, (c) providing reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation of, preparation for and defense of any Loss and/or Third Party Claim, and (d) not compromising or settling such Loss and/or Third Party Claim without the Indemnifying Party’s written consent, such consent not to be unreasonably withheld or delayed.

11.4Separate Defense of Claims. In the event that the Parties cannot agree as to the application of Sections 11.1 and/or 11.2 to any particular Loss, the Parties may conduct separate defenses of such Loss. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 11.1 and/or 11.2 upon resolution of the underlying claim, notwithstanding the provisions of Section 11.3(b).

Insurance. Each Party shall maintain commercially reasonable levels of insurance or other adequate and commercially reasonable forms of protection or self-insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance or self- insurance which would materially adversely affect the rights of the other Party hereunder. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.

11.5LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT AND/OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH

DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE). NOTHING IN THIS SECTION 11.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTIONS 11.1 OR 11.2 IN RELATION TO, OR DAMAGES AVAILABLE FOR, BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9 OR FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 12

TERM AND TERMINATION

12.1Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to Sections 12.2, 12.3 or 12.4 or any other termination right expressly stated in this Agreement, shall continue in effect until completion of the Combined Therapy Clinical Trial by all centers participating in the Combined Therapy Clinical Trial, delivery of all Study Data, including all completed case report forms, all final analyses and all final clinical study reports contemplated by the Combined Therapy Clinical Trial to both Parties, and the completion of any statistical analyses and bioanalyses contemplated by the Protocol or otherwise agreed to by the Parties to be conducted under this Agreement (the “Term”).

12.2Termination for Material Breach.

(a)Notice and Cure Period. If a Party (the “Breaching Party”) is in material breach of its obligations under this Agreement, the other Party (the “Non-Breaching Party”) shall have the right to give the Breaching Party notice specifying the nature of such material breach. The Breaching Party shall have a period of [**] after receipt of such notice to cure such material breach (the “Cure Period”) in a manner reasonably acceptable to the Non-Breaching Party. For the avoidance of doubt, this provision is not intended to restrict in any way either Party’s right to notify the other Party of any other breach or to demand the cure of any other breach.

(b)Termination Right. The Non-Breaching Party shall have the right to terminate this Agreement, upon written notice, in the event that the Breaching Party has not cured such material breach within the Cure Period, provided, however, that if such breach is capable of cure but cannot be cured within the Cure Period, and the Breaching Party commences actions to cure such material breach within the Cure Period and thereafter diligently continue such actions, the Breaching Party shall have an additional [**] to cure such breach. If a Party contests such termination pursuant to the dispute resolution procedures under Section 13.3, such termination shall not be effective until a conclusion of the dispute resolution procedures in Section 13.3, as applicable, resulting in a determination that there has been a material breach that was not cured within the Cure Period (which Cure Period shall be tolled for the period from notice of such dispute until resolution of such dispute pursuant to Section 13.3 or abandonment of such dispute by the disputing Party).

12.3Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within [**] after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

12.4Termination due to Material Safety Issue; Clinical Hold.

(a)Either  Party shall  have  the right to terminate this Agreement [**] (after meeting and discussing with the other Party in good faith as described in the following sentence) upon written notice if it deems it necessary to protect the safety, health or welfare of subjects enrolled in the Combined Therapy

Clinical Trial due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to the terminating Party providing written notice, each Party’s safety committee shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party and consider in good faith the input, questions and advice of the non- terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Section 13.3 shall not apply to such dispute and the terminating Party shall have the right to issue such notice and such termination shall take effect without the Parties first following the procedures set forth in Section 13.3.

(b)If a Clinical Hold with respect to either the BMS Study Drug or the Recipient Study Drug should arise at any time after the Effective Date, the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last, and how they might address the issue that caused the clinical hold. If, after [**] of discussions following the Clinical Hold, either Party reasonably concludes that the issue adversely impacts the Combined Therapy Clinical Trial and is not solvable or that unacceptable and material additional costs/delays have been and/or will continue to be incurred in the conduct of the Combined Therapy Clinical Trial, then such Party may immediately terminate this Agreement.

12.5Effect of Termination. Upon expiration or termination of this Agreement, (a) the licenses granted to the Recipient to conduct the Combined Therapy Clinical Trial in Section 3.1 (and any sublicenses granted under Section 3.2) shall terminate, and (b) the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non- cancellable obligations; provided that, in the case of termination pursuant to Section 12.4, the Recipient may continue to dose subjects enrolled in the Combined Therapy Clinical Trial through completion of the Protocol if dosing is required by the applicable Regulatory Authority(ies) and/or Applicable Law. Any such wind-down activities will include the return to BMS, or destruction, of all BMS Study Drug provided to the Recipient and not consumed in the Combined Therapy Clinical Trial, except in the event that the Recipient terminates this Agreement pursuant to Section 12.2 or 12.3, in which case the Recipient shall continue to have the right to use any BMS Study Drug provided to Recipient for the conduct of the Combined Therapy Clinical Trial.

12.6Survival. The following Articles and Sections of this Agreement and all definitions relating thereto shall survive any expiration or termination of this Agreement for any reason: Section 6.1(b), Section 2.4, Section 4.5, Sections 5.1(e)-(h), Section 5.1(j), Section 5.1(k), Section 5.1(o), Article 6 (“Intellectual Property”), Article 7 (“Costs and Expenses), Article 8 (“Records and Study Data”), Article 9 (“Confidentiality”); Article 10 (“Representations and Warranties”), Article 11 (“Indemnification”), Section 12.5 (“Effect of Termination”), Section 12.6 (“Survival”), Section 13.1 (“Entire Agreement”), Section 13.2 (“Governing Law”), Section 13.3 (“Dispute Resolution”), Section 13.4 (“Injunctive Relief”), Section 13.6 (“Notices”), Section 13.7 (“No Waiver, Modifications”), Section 13.8 (“No Strict Construction”), Section 13.9 (“Independent Contractor”), Section 13.10 (“Assignment, Licenses”), Section 13.11 (“Headings”), Section 13.13 (“Severability”), Section 13.15 (“No Benefit to Third Parties”), and Section 13.16 (“Construction”).

ARTICLE 13

MISCELLANEOUS

13.1Entire Agreement. The Parties acknowledge that this Agreement shall govern all activities of the Parties with respect to the Combined Therapy Clinical Trial from the Effective Date forward. This Agreement, including the Exhibits hereto and together with the Supply and Quality Documentation, sets forth the complete, final and exclusive agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth in this Agreement. All Exhibits attached hereto are incorporated herein as part of this Agreement.

13.2Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, USA, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

13.3Dispute Resolution.

(a)The Parties’ Designated Clinical Contacts (for clinical and regulatory matters) and the Parties Designated Supply Contacts (for supply matters) shall attempt in good faith to resolve any dispute or concern that either Party may bring to the other Party’s attention.

(b)In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (each a “Dispute”), other than a Publication Dispute or a dispute as to whether a Material Safety Issue exists, that cannot be resolved by the applicable Designated Contacts of each Party, then upon the request of either Party by written notice, the Parties shall refer such Dispute to the Executive Officers. This Agreement shall remain in effect during the pendency of any such dispute. In the event that no resolution is made by the Executive Officers (or their designee) in good faith negotiations within [**] after such referral to them, then:

(i)if such Dispute constitutes an Arbitration Matter, such Dispute shall be resolved through arbitration in accordance with the remainder of this Section 13.3; provided, however, that with respect to any such Dispute that relates to a matter described in Section 13.4, either Party shall have the right to seek an injunction or other equitable relief without waiting for the expiration of such [**];

(ii)if such Dispute constitutes a Publication Dispute, the specific dispute resolution processes contained in Section 9.6(b) will apply; and

(iii)if such Dispute regards the supply, quality or compliance with specifications of the Recipient Study Drug, the Dispute will be resolved by the Recipient; provided that (A) the Recipient shall have no authority to amend, change or waive compliance with this Agreement, which matters may be approved only by the written consent of both Parties, (B) all determinations made by the Recipient shall be consistent with the terms of this Agreement, and (C) any disputes relating to the supply, quality or compliance with specifications of the BMS Study Drug shall be the responsibility of BMS.

(c)If a Dispute that constitutes an Arbitration Matter remains unresolved after escalation to the Executive Officers as described above, either Party may refer the matter to arbitration as described herein. Any arbitration under this Agreement shall be conducted under the auspices of the American Arbitration Association by a panel of three (3) arbitrators pursuant to that organization’s Commercial Arbitration Rules then in effect. The fees and expenses of the arbitrators shall be borne in equal shares by the Parties. Each Party shall bear the fees and expenses of its legal representation in the arbitration. The arbitral tribunal shall not reallocate either the fees and expenses of the arbitrators or of the Parties’ legal representation. The arbitration shall be held in New York, New York, USA, which shall be the seat of the arbitration. The language of the arbitration shall be English.

13.4Injunctive Relief. Notwithstanding anything herein to the contrary, a Party may seek an injunction or other injunctive relief from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis. For the avoidance of doubt, if either Party (a) discloses Confidential Information of the other Party other than as permitted under Article 9, (b) uses (in the case of the Recipient) the BMS Study Drug or BMS Technology or (in the case of BMS) the Recipient Study Drug or Recipient Technology in any manner other than as expressly permitted under this Agreement or (c) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of the Recipient Study Drug (if BMS is in material breach) or the BMS Study Drug (if the Recipient is in material breach), the other Party shall have the right to seek an injunction or other equitable relief precluding the other Party from continuing its activities related to the Combined Therapy Clinical Trial without waiting for the conclusion of the dispute resolution procedures under Section 13.3.

13.5Force Majeure. The Parties shall be excused from the performance of their obligations under this Agreement (other than the payment of monies owed to the other Party) to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean acts of God, strikes or other concerted acts of workers, civil disturbances, fires, earthquakes, acts of terrorism, floods, explosions, riots, war, rebellion, sabotage or failure or default of public utilities or common carriers or similar conditions beyond the control of the Parties.

13.6Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if such notice is timely and is: (a) mailed by first class certified or registered mail, postage prepaid, return receipt requested, (b) sent by express delivery service, or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For the Recipient:	AVEO Pharmaceuticals, Inc.
30 Winter Street
Boston, MA 02108
Attention: Chief Executive Officer

With a copy to:	AVEO Pharmaceuticals, Inc.
30 Winter Street
Boston, MA 02108 Attention: Legal Department

For BMS:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543-4000
Attention: VP, Business Development

With a copy to:	Bristol-Myers Squibb Company
Route 206 and Province Line Road Princeton, NJ 08543-4000
Attention: VP & Assistant General Counsel, Business Development

Any such communication shall be deemed to have been received when delivered. It is understood and agreed that this Section 13.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

13.7No Waiver; Modifications. It is agreed that no waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.8No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

13.9Independent Contractor. The Parties are independent contractors of each other, and the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall be the agent of the other or have any authority to act for, or on behalf of, the other Party in any matter.

13.10Assignment; Licensees.

(a)Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent (i) to an Affiliate, (ii) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (iii) to a Third Party that acquires all the rights of the assigning Party to the Recipient Study Drug, in the case of the Recipient, or the BMS Study Drug, in the case of BMS. If assigned or transferred to an Affiliate, the assigning/transferring Party shall remain jointly and severally responsible and liable with the assignee/transferee Affiliate for the assigned rights and/or obligations. If assigned to a Third Party, any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Section 13.10(a) shall be null and void and of no legal effect.

(b)Licensees. If a Party grants a third party a license (other than a license solely to make a product for a Party and other than any license rights granted to [**] for the [**], or to [**] for the [**] Territory or to [**] for the [**] Territory) to develop and commercialize its Single Agent Study Drug on a worldwide basis or in any geographic region and/or for all purposes or a limited field, (a “Licensee”), such Party will obtain the Licensee’s agreement to abide by the terms of this Agreement in the same manner as the licensing Party.

13.11Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.12Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronic (e.g., pdf) signatures and such signatures shall be deemed to bind each Party hereto as if they were original signature.

13.13Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of a Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.14Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

13.15No Benefit to Third Parties. The representations, warranties and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other parties.

13.16Construction.

(a)General. Except as otherwise explicitly specified to the contrary, (i) references to a Section, Article or Exhibit means a Section or Article of, or Exhibit to, this Agreement and all subsections thereof, unless another agreement is specified, (ii) references to a particular statute or regulation include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto, (iii) words in the singular or plural form include the plural and singular form, respectively, (iv) the terms “including,” “include(s),” “such as,” and “for example” used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”, (v) the words “hereof,” “herein,” “hereunder,”

“hereby” and derivative or similar words refer to this Agreement, (vi) “or” is used in the conjunctive (“and/or”) unless the context requires otherwise, (vii) “will” and “shall” are synonyms, and (viii) days means calendar days. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

(b)No Response. Except as expressly set forth in this Agreement, where a provision of this Agreement provides for a Party to respond within a designated period following written notice from the other Party, and if such Party fails to respond, then the failure to respond shall not be deemed to create or imply: (i) that the non-responding Party agrees or disagrees with the proposed action to be taken by the other Party, (ii) any amendment, change or waiver of the terms of this Agreement, or (iii) any consent that an action proposed to be taken may be taken if it conflicts with the terms of this Agreement and/or waiver of any rights it may have to seek remedies at law or in equity for breach of this Agreement as a result of the action taken.

[Signature page follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Aveo Pharmaceuticals, Inc.	Bristol-Myers Squibb Company
By: /s/ Michael Bailey	By: /s/ Jonathan Cheng
Name: Michael Bailey	Name: Jonathan Cheng
Title: Chief Executive Officer	Title: Head of Oncology Development
Date: 26 Jan 2021	Date: 26 Jan 2021

Exhibit Index

Attached:

Appendix A:	Draft Protocol
Appendix B:	Press Release
Appendix C:	Territory
Appendix D:	[**] Territory
Appendix E:	[**] Territory